Exhibit 99.1

[                    ], 2008

Dear iGATE Corporation Shareholder:

I am pleased to inform you that on                     , 2008, the Board of Directors of iGATE Corporation approved the distribution of all of the outstanding shares of common stock of Mastech Holdings, Inc., a wholly-owned subsidiary of iGATE, to shareholders of iGATE. Following the distribution, Mastech will own and operate iGATE’s Professional Services business, which provides a variety of client-managed and supervised IT staffing services, such as design, development and maintenance of custom applications. The remaining portion of iGATE’s businesses, primarily its offshore information technology solutions and business process services business currently operated by iGATE Global Solutions, will continue under iGATE.

The Board of Directors believes that the spin-off of the Professional Services business will provide a better opportunity for each business to pursue strategies in their distinct businesses and markets and enhance long-term shareholder value.

The distribution of Mastech common stock will occur on                     , 2008 by way of a pro rata dividend to iGATE shareholders. We intend for this dividend to be tax-free for all shareholders. The dividend will represent 100% of the issued and outstanding common stock of Mastech at the time of the transaction. You will be entitled to receive one share of Mastech common stock for every fifteen shares of iGATE common stock you hold on                     , 2008, the record date of the distribution.

Shareholder approval of the distribution is not required. You are not required to take any action to receive your Mastech common stock.

Following the distribution, you will own shares in both iGATE and Mastech. Mastech has applied to have its common stock listed on the American Stock Exchange under the symbol MHH. iGATE’s common stock will continue to trade on NASDAQ under the symbol “IGTE.” The enclosed information statement, which is being mailed to all iGATE shareholders, describes the distribution in detail and contains important information about Mastech.

Regards,

Phaneesh Murthy, President and Chief Executive Officer, iGATE Corporation

[                    ], 2008

Dear Mastech Holdings, Inc. Shareholder,

On behalf of the entire team at Mastech Holdings, I want to welcome you as a shareholder. Our company, which will become independent on                     , 2008, brings with it a rich history as a leading provider of information technology staffing services.

We believe there is a significant market opportunity for providing IT talent and services in the design, development and maintenance of custom software applications by leveraging leading and emerging technologies, such as enterprise resource planning, service oriented architecture, web services, and business intelligence / data warehousing. We are well-positioned to take advantage of these long-term trends through our focused and skilled professionals, unique global recruiting engine, strong heritage of service and long-standing client relationships.

As an independent company, our goal is to create long-term value for our shareholders, with a focused and highly motivated management team.

We intend to apply to have our common stock listed on the American Stock Exchange under the symbol “MHH.”

We encourage you to learn more about Mastech and the strategies we are pursuing by reading the attached information statement and visiting our website at www.mastech.com.

Regards,

Steven Shangold, Chief Executive Officer

Preliminary Information Statement

(Subject to Completion, Dated August 19, 2008)

Mastech Holdings, Inc. Information Statement

Distribution of

Common Stock of

Mastech Holdings, Inc.

by

iGATE CORPORATION

to iGATE Corporation Shareholders

This information statement is being furnished in connection with the distribution by iGATE Corporation to its shareholders of all of its shares of common stock of Mastech Holdings, Inc., a wholly-owned subsidiary of iGATE that will hold the assets and liabilities associated with iGATE’s Professional Services business and certain other liabilities as described in this information statement. To implement the distribution, iGATE will distribute all of its shares of Mastech Holdings common stock on a pro rata basis to the holders of iGATE’s common stock. Each of you, as a holder of iGATE common stock, will receive 0.06667 shares of Mastech Holdings common stock for every share of iGATE common stock that you held at the close of business on                     , 2008, the record date for the distribution. The distribution will be effective as of                     , 2008. Immediately after the distribution is completed, Mastech Holdings will be an independent public company.

No vote of iGATE shareholders is required in connection with this distribution. We are not asking you for a proxy and you are requested not to send us a proxy. iGATE shareholders will not be required to pay any consideration for the shares of Mastech Holdings common stock they receive in the distribution, and they will not be required to surrender or exchange shares of their iGATE common stock or take any other action in connection with the distribution.

All of the outstanding shares of Mastech Holdings common stock are currently owned by iGATE. Accordingly, there currently is no public trading market for the common stock. We have filed an application to list the Mastech Holdings common stock under the ticker symbol “MHH” on the American Stock Exchange. We anticipate that a limited market, commonly known as a “when-issued” trading market, for the common stock will develop on or shortly before the record date for the distribution and will continue up to and including the distribution date, and we anticipate that “regular-way” or normal trading of the Mastech Holdings common stock will begin on the first trading day following the distribution date.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors ” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities of Mastech Holdings, Inc. or determined whether this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                     , 2008.

This information statement was first mailed to iGATE Corporation shareholders on or about                     , 2008.

MASTECH HOLDINGS, INC.

INFORMATION STATEMENT

SUMMARY

This summary highlights selected information from this information statement relating to our company, our separation from iGATE and the distribution of Mastech Holdings common stock by iGATE to its shareholders. We refer to these transactions in this information statement as the separation and distribution (and, at times, as the separation or as the distribution). For a more complete understanding of our business and the separation and distribution, you should carefully read the entire information statement.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. Except as otherwise indicated or unless the context otherwise requires, the terms “Mastech,” “Mastech Holdings,” “we,” “us,” “our,” and “our company” refer collectively to Mastech Holdings, Inc. and its consolidated subsidiaries, and “iGATE Corporation” and “iGATE” refer collectively to iGATE Corporation and its consolidated subsidiaries. Except as otherwise indicated or unless the context otherwise requires, “share,” “stock” and “common stock” refer to the common stock, par value $0.01, of Mastech Holdings and “shareholder” refers to holders of common stock, par value $0.01, of Mastech Holdings. In our financial statements attached to this information statement, we refer to the “Mastech Group.” The Mastech Group is comprised of iGate Mastech, Inc., Global Financial Services of Nevada Inc., RPOWorldwide, Inc., and Mastech Trademark Systems, Inc., each of which is currently a subsidiary of iGATE Corporation. All of the stock of the entities that comprise the Mastech Group will be transferred to Mastech Holdings, Inc. prior to the distribution.

Our Company

Mastech is a leading provider of information technology staffing services and consulting services to Fortune 1000 companies. We combine deep technical expertise with comprehensive business process experience to deliver a broad range of services within Business Intelligence / Data Warehousing, Service Oriented Architecture (“SOA”), Web Services, Enterprise Resource Planning (“ERP”) & Customer Resource Management and eBusiness Solutions segments. Headquartered in Pittsburgh, Pennsylvania, we have over 600 consultants providing services across a broad spectrum of industry verticals.

Our marketing efforts are focused on large businesses and institutions with significant IT budgets and recurring staffing and software development needs and large system integrators with recurring needs for highly qualified technical computer personnel. Our wholesale channel consists of system integrators and other IT staffing firm customers, with a need to supplement their abilities to attract highly-qualified temporary technical computer personnel. Our retail channel focuses on customers that are end-users of staffing services. Within our retail channel, many end users of IT staffing services have retained a third party to provide vendor management services (a “management service provider” or “MSP”) and to centralize the consultant hiring process. We are well aligned to take advantage of the growing MSP market, because of our lower-cost centralized telesales model and highly efficient offshore recruiting model.

We recruit through five Global Recruiting Centers of Excellence located in the United States, Asia and Europe that deliver a full range of recruiting and sourcing services. Our centers employ over 100 recruiters and sourcers, focused on recruiting U.S. based candidates to service a geographically diverse client base in the U.S. Our ability to respond to client requests and our unique recruiting engine, with investment in Six-Sigma sourcing and recruiting processes, expanding search coverage, round-the-clock sourcing, and frequent candidate contact, gives us the ability to deliver to our clients high quality candidates faster than the competition.

Questions and Answers Regarding the Distribution

Q:	What will I receive as a result of the distribution?

A:	For every 15 shares of iGATE common stock that you own on the record date, you will receive one share of Mastech Holdings common stock.

Q:	Will I receive any fractional shares?

A:	No. The distribution agent will aggregate fractional shares of all holders into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of a fractional share will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders as described in “Material U.S. Federal Tax Consequences of the Distribution.”

Q:	When will the distribution occur?

A:	On or about , 2008.

Q:	What is the record date for the distribution?

A:	The record date will be , 2008, and ownership of iGATE common stock was determined as of 5:00 p.m., Eastern Time, on that date. When we refer to the “record date,” we are referring to that date and time.

Q:	Is shareholder approval required for the distribution?

A:	No. The distribution will be accomplished by distributing all of the shares of Mastech Holdings common stock to holders of iGATE common stock as a dividend. Accordingly, the dividend of the shares of Mastech Holdings common stock will be approved by the iGATE Board of Directors pursuant to its authority under Pennsylvania law.

Q:	What are the conditions to the distribution?

A:	The distribution is subject to a number of conditions, including, among others, the Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part. See “The Distribution—Distribution Conditions.”

Q:	What do I have to do to receive my shares of Mastech Holdings common stock?

A:	Nothing. Your shares of Mastech Holdings common stock will be credited to your account with your broker or nominee on or about , 2008.

Q:	Will the distribution affect the market price of my iGATE shares?

A:	Following the distribution, iGATE common stock will continue to be listed and traded on NASDAQ under the symbol “IGTE.” As a result of the distribution, the trading price of iGATE shares immediately following the distribution may be higher or lower than immediately prior to the distribution. Until the market has analyzed fully the operations of iGATE without our Professional Services business, the price of iGATE shares may fluctuate significantly.

Q:	Where will my shares of Mastech Holdings common stock be traded?

A:	We have filed an application to list the Mastech Holdings common stock under the ticker symbol “MHH” on the American Stock Exchange.

Q:	When will I be able to trade shares of Mastech Holdings common stock?

A:	Shares of Mastech Holdings common stock will begin trading on the first trading day after the distribution date.

Q:	Will the number of iGATE shares I own change as a result of the separation?

A:	No. The number of shares of iGATE common stock you own will not change as a result of the separation.

Q:	Do you intend to pay dividends on the Mastech Holdings common stock?

A:	No, we currently do not intend to pay dividends on the Mastech Holdings common stock. We expect to use our cash to fund our business. Any decision to declare a dividend will be determined by the Mastech Holdings Board of Directors and will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, industry practice and any other factors that the Board of Directors believes are relevant.

Q:	What are the United States federal income tax consequences of the distribution to me as an iGATE shareholder?

A:	Assuming the distribution qualifies as a tax-free transaction under the Internal Revenue Code of 1986, as amended (the “Code”), you should not recognize income, gain or loss as a result of the receipt of Mastech Holdings common stock except with respect to any cash received in lieu of a fractional share of our stock. iGATE expects to receive an opinion of its tax counsel, Reed Smith LLP (“Reed Smith”), substantially to the effect that the distribution should qualify under Section 355(a) of the Code as a tax-free distribution for United States federal income tax purposes (which condition iGATE may waive in its sole discretion). Such opinion will be based on, among other things, certain assumptions and the accuracy of certain factual representations and statements that we and iGATE made to counsel, including representations addressing the adherence by iGATE and us to certain restrictions on our future actions. See “Material U.S. Federal Income Tax Consequences of the Distribution” for a more detailed discussion of the United States federal income tax consequences of the distribution to iGATE shareholders.

Q:	How will the distribution affect my tax basis in iGATE common stock?

A:	Assuming that the distribution is tax-free to iGATE’s shareholders, your tax basis in the iGATE common stock held by you immediately prior to the distribution will be allocated between such iGATE common stock and Mastech Holdings common stock which you received in the distribution (including any fractional share of Mastech Holdings common stock for which cash is received) in proportion to their relative fair market values on the date of the distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution” for a more detailed description of the effects of the distribution on your tax basis in iGATE common stock and the Mastech Holdings common stock.

We strongly urge you to consult your tax advisor about the particular consequences of the distribution to you, including the application of state, local and foreign tax laws.

Q:	How will Mastech Holdings be managed?

A:	Steven Shangold, the current Chief Executive Officer of Mastech Holdings, will remain as CEO and a member of the Board of Directors following the distribution. Jack Cronin, the current Chief Financial Officer of Mastech Holdings, will remain CFO following the distribution. Sales and operational leadership will also remain intact following the distribution. We expect that the Board of Directors of Mastech Holdings will initially have seven members. Steven Shangold, Sunil Wadhwani and Ashok Trivedi will serve as directors of Mastech Holdings. The articles of incorporation of Mastech Holdings provide that the Board of Directors be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting.

Q:	What kind of relationship will Mastech Holdings have with iGATE after the distribution?

A:	In order to facilitate Mastech Holdings’ operation as a stand alone public company, iGATE and Mastech will enter into agreements to arrange for the continued provision of certain services by each company to the other for a period of time, to make arrangements for the distribution, and to define the ongoing relationships between iGATE and Mastech Holdings, including with respect to tax and indemnification rights, as well as to transfer certain assets and liabilities (if necessary) of the Professional Services business to Mastech Holdings prior to the distribution. Following the completion of the obligations related to Mastech Holdings’ transition under these agreements, Mastech Holdings will be a stand alone public company and operate independently of iGATE. The agreements will also restrain Mastech Holdings from using the name “iGATE” as part of its trade name. For a more detailed description of these agreements, see “Relationships Between Mastech and iGATE Following the Distribution.” Additionally, Sunil Wadhwani and Ashok Trivedi will serve as co-chairmen of iGATE’s Board and co-chairmen of the Board of Mastech Holdings.

Q:	Are there risks to owning Mastech Holdings common stock?

A:	Yes. Our business is subject to both general and specific risks relating to our business, our relationship with iGATE and our status as a separate publicly traded company. Our business is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page . We encourage you to read that section carefully.

Q:	Where can I get more information?

A:	Before the distribution if you have any questions related to the distribution, you should contact:

Mukund Srinath

Corporate Secretary

iGate Corporation

158-162P & 165P-170P

EPIP Phase II

Whitefield, Bangalore—560 066, India

mukund.srinath@igate.com

After the distribution if you have any questions related to Mastech Holdings common stock, you should contact:

Jack Cronin

Chief Financial Officer

Mastech Holdings, Inc.

1000 Commerce Drive, Suite 500

Pittsburgh, PA 15275

john.cronin@mastech.com

After the distribution if you have any questions related to the distribution of your shares of Mastech Holdings common stock, you should contact:

BNY Mellon Shareowner Services

(800) 756-3353

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors can be generally separated into three groups: (i) risks relating to our business, (ii) risks relating to the separation and (iii) risks relating to the Mastech Holdings common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risks. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of Mastech Holdings common stock could decline.

Risks Relating to Our Business

Our industry is highly competitive and fragmented, which may limit our ability to increase our prices for services.

The IT staffing services industry is highly competitive and served by numerous global, national, regional and local firms. Primary competitors include participants from a variety of market segments, including the major consulting firms, systems consulting and implementation firms, U.S.-based IT staffing services, applications software firms, service groups of computer equipment companies, specialized interest consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than we have. There are relatively few barriers to entry into our markets, and we may face additional competition from new entrants into our markets. In addition, there is a risk that clients may elect to increase their internal resources to satisfy their applications solutions needs. These factors may limit our ability to increase prices commensurate with increases in compensation, which would reduce our revenues. There can be no assurance that we will compete successfully with existing or new competitors in the IT staffing services markets.

Lack of success in recruitment and retention of IT professionals may decrease our revenues and increase the costs needed to maintain our workforce.

Our business involves the delivery of professional services and is labor-intensive. Our success depends upon our ability to attract, develop, motivate and retain highly skilled IT professionals and project managers who possess the technical skills and experience necessary to deliver our services. Qualified IT professionals are in demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT professionals will be available to us in sufficient numbers, or that we will be successful in retaining current or future employees. Failure to attract or retain qualified IT professionals in sufficient numbers may have a material adverse effect on our business, operating results and financial condition. Historically, we have done much of our recruiting outside of the countries where the client work is performed. Accordingly, any perception among our IT professionals, whether or not well founded, that our ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition. Any significant employee attrition will increase expenses necessary to replace and retrain IT professionals and could decrease our revenues if we are not able to provide sufficient numbers of IT professionals to our clients.

Government regulation of immigration may materially affect our workforce and limit our supply of qualified IT professionals.

We recruit IT professionals on a global basis and, therefore, must comply with the immigration laws in the countries in which we operate, particularly the United States. As of March 31, 2008, approximately 40% of our U.S. workforce were working under Mastech sponsored H-1B temporary work permits in the United States. Statutory law limits the number of new H-1B petitions that may be approved in a fiscal year, and if we are unable to obtain H-1B visas for our employees in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results and financial condition could be adversely affected. Additionally, legislation could be enacted limiting H-1B visa holders’ employment with staffing companies.

In recent years, the vast majority of our H-1B hires were not subject to the annual quota limiting H1-B visas because they were already in the U.S. in H-1B visa status with another employer. As a result, the negative impact on recruiting due to the exhaustion of the fiscal years 2004—2008 H-1B quotas was not substantial. However, unless Congress substantially increases the annual H-1B quota, the pool of H-1B workers in the U.S. who were charged against previous years’ quotas will decline. Such a development would make H-1B worker recruiting more difficult. Absent positive legislation, in the long-term the pool of available H-1B workers in the U.S. that are not subject to the annual quota may eventually be substantially limited. A limitation of H-1B workers could decrease our revenues if we are not able to recruit enough domestic workers to provide sufficient numbers of IT professionals to our clients.

We may have difficulty maintaining client relationships if the trend towards utilizing Managed Service Providers continues.

Within our retail sales channel, many larger users of IT staffing services are employing Managed Service Providers (“MSP”) to manage their contractor expenses in an effort to drive down overall costs. The impact of this shift towards the MSP model has been to lower our gross margins. Should this trend towards utilizing the MSP model continue, it is likely that our gross margins will be pressured in the future. In addition, if larger users of IT staffing services continue to employ more MSPs, the relationship between us and those larger users may be primarily conducted through MSPs, in which case we may have difficulty maintaining those client relationships because the MSP model uses an MSP as an intermediary between the staffing service provider and the user, and reduces our direct contact with the user.

Our quarterly operating results may be subject to significant variations.

Our revenues and operating results have been historically subject to significant variations from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring and attrition, and utilization rates during the quarter. We recognize revenues on time-and-materials projects as the services are performed. Because a percentage of Mastech’s operating costs are relatively fixed, variations in revenues may cause significant variations in operating results.

We are increasingly dependent upon our foreign and international operations and there can be no assurance that our international operations will support our growth strategy.

Our international recruitment centers depend greatly upon business, immigration and technology transfer laws in their respective countries, and upon the continued development of technology infrastructure. There can be no assurance that our international operations will support our growth strategy. The risks inherent in our international business activities include:

•	unexpected changes in regulatory environments;

•	foreign currency fluctuations;

•	tariffs and other trade barriers;

•	difficulties in managing international operations; and

•	the burden of complying with a wide variety of foreign laws and regulations.

Our failure to manage our growth, attract and retain personnel or a significant interruption of our ability to transmit data via satellite, could have a material adverse impact on our ability to successfully maintain and develop our international recruitment centers and could have a material adverse effect on our business, operating results and financial condition.

The rupee may increase in value relative to the dollar, increasing our costs. Although we do not receive revenue from abroad, we maintain a significant portion of our workforce in India, and those employees are paid in rupees. Therefore, any increase in the value of the rupee versus the dollar would increase our expenses, which could have a material adverse effect on our business, operating results and financial condition.

Wage costs in India may increase, which may reduce our profit margins and reduce a competitive advantage of ours.

Our wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, and this has been one of our competitive advantages. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. We may need to increase the levels of our employee compensation more rapidly than in the past to retain talent or to comply with regulations. Unless we are able to continue to increase the efficiency and productivity of our employees, wage increases in the long term may reduce our profit margins.

Our strategy of expansion through acquisition of additional companies may not be successful and may result in slower growth of our business.

We plan to gradually continue to expand our operations through the acquisition of, or investment in, additional businesses and companies. We may be unable to identify businesses that complement our strategy for growth. If we do succeed in identifying a company with such a business, we may not be able to acquire the company, its relevant business or an interest in the company for many reasons, including:

•	a failure to agree on the terms of the acquisition or investment;

•	incompatibility between us and the management of the company which we wish to acquire or invest;

•	competition from other potential acquirers;

•	a lack of capital to make the acquisition or investment; or

•	the unwillingness of the company to partner with us.

If we are unable to continue acquiring and investing in attractive businesses, our strategy for growth may be impaired. Even if we are able to complete one or more acquisitions, there can be no assurance that those completed acquisitions will result in successful growth, and the costs in completing an acquisition may reduce our margins.

Our revenues are highly concentrated, and the loss of a significant client would adversely affect our business and revenues.

Our revenues are highly dependent on clients primarily located in the United States, as well as clients concentrated in certain industries, and economic slowdowns, changes in U.S. law and other restrictions or factors that affect the economic health of these industries may affect our business. In the year ended December 31, 2007, approximately 62% of our revenues were derived from our top ten clients. Consequently, if our clients reduce or postpone their IT spending significantly, this may lower the demand for our services and negatively affect our revenues and profitability. Further, any significant decrease in the rate of economic growth in the U.S. may reduce the demand for our services and negatively affect our revenues and profitability. In addition, approximately 50% of our total revenue is derived from the financial services and health care industry sectors. Because our revenues are highly concentrated in those sectors, any significant or prolonged downturn in either industry sector could have a material adverse effect on our business, operating results and financial condition.

We have in the past derived, and may in the future derive, a significant portion of our revenues from a relatively limited number of clients. Our largest two customers, IBM and TEKSystems accounted for approximately 14% and 13% of our revenues in both 2007 and 2006. Both of these contracts are terminable without penalty. Our largest two customers in 2005 (IBM and Wachovia Bank) accounted for approximately 23% of total revenues. Most of our projects are terminable by the client without penalty. The loss of any significant client or major project, or an unanticipated termination of a major project, could result in the loss of substantial anticipated revenues.

In order to continue to achieve success, we must develop new solutions that keep pace with the rapid technological changes that characterize our industry.

The IT staffing services industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend in part on our ability to develop solutions that keep pace with industry developments. There can be no assurance that we will be successful in addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, operating results and financial condition.

A significant number of organizations are attempting to migrate business applications to advanced technologies. As a result, our ability to remain competitive will be dependent on several factors, including our ability to develop, train and hire employees with skills in advanced technologies. Our failure to hire, train and retain employees with such skills could have a material adverse impact on our future revenues.

Our “preferred vendor contracts” generally result in lower margins. In addition, we may not be able to maintain “preferred vendor” status with existing clients or obtain that status with new clients, which may lead to a decrease in the volume of business we obtain from these clients.

We are party to several “preferred vendor” contracts, and we are seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although we attempt to lower costs to maintain margins, there can be no assurance that we will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude us from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on the volume of business obtained from such clients.

Our success depends upon the maintenance and protection of our intellectual property rights and processes, and any substantial costs incurred protecting such rights and processes may decrease our margins.

Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements and trade secrets, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In the event of an unfavorable resolution of a dispute over our intellectual property rights, we may incur substantial costs or liabilities, which would decrease our margins.

Our ownership is highly concentrated in two individuals and the interests of those individual shareholders may not coincide with yours.

Sunil Wadhwani and Ashok Trivedi, co-founders of iGATE, own approximately 57% of iGATE’s outstanding common stock, and will own the same percentage of Mastech Holdings’ outstanding common stock following the distribution. Accordingly, Messrs. Wadhwani and Trivedi together have sufficient voting power to elect all the members of the Mastech Holdings Board of Directors and to effect transactions without the approval of our other public shareholders, except for those limited transactions that require a supermajority vote under our bylaws or articles of incorporation. The interests of Messrs. Wadhwani and Trivedi may from time to time diverge from our interests. In addition, from time to time, we enter into transactions with Messrs. Wadhwani and Trivedi. Mastech Holdings’ Audit Committee will consist of independent directors and address certain potential conflicts of interest and related party transactions that may arise between us and our directors, officers or our other affiliates. However, there can be no assurance that any conflicts of interest will be resolved in our favor.

Our business is certified as a minority-owned business, and loss of that certification may reduce our ability to gain new customers or expand our business with existing customers.

We are a large minority-owned IT staffing firm, and have received multiple awards for our commitment to diversity, including being ranked amongst the Top Three Diversity-owned IT Staffing Firms by Staffing Industry Analysts in 2007. We have been certified as minority-owned by the National Minority Supplier Development Council (the “NMSDC”), and NMSDC certification has enabled us to expand our business with existing clients as well as obtain new customers and penetrate new markets. The loss of minority-owned business status may adversely affect our ability to expand our business or cause us to lose existing business.

Because the NMSDC certification relies in large part upon Messrs. Wadhwani and Trivedi maintaining their positions as the collective majority holders of our common stock, any decrease in their collective ownership may jeopardize our status as a minority-owned business. There can be no assurance that Messrs. Wadhwani and Trivedi will maintain their majority position in the company.

We may be subject to liability to clients arising from our engagements.

Many of our engagements involve projects that are critical to the operations of our clients’ businesses and provide benefits that may be difficult to quantify. Although we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts in rendering our services, there can be no assurance that our attempts to limit liability will be successful. Our failure or inability to meet a client’s expectations in the performance of our services could result in a material adverse change to the client’s operations and, therefore, could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

Risks Related to the Separation

We have no history as a separate public company.

We have no operating history as a separate public company. The historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate publicly traded company during the periods presented or those that we will achieve in the future.

Prior to our separation from iGATE, our business was operated as a part of its broader corporate organization, rather than as an independent company. iGATE or one of its affiliates performed various corporate functions for us, including, but not limited to, tax administration, data center support, certain governance functions (including compliance with the Sarbanes-Oxley Act of 2002 and internal audit), external reporting requirements, and certain human resource administration functions. Our historical and pro forma financial results reflect allocations of corporate expenses from iGATE for these and similar functions. These allocations may be materially different than the comparable expenses we believe we would have incurred had we operated as a separate publicly traded company.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from iGATE.

We may experience difficulty making the transition to operating as an independent company.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the separation or as a result of the separation. Following the completion of our separation, iGATE will be contractually obligated to provide to us for a limited period of time only those services specified in the transition services agreement and the other agreements we enter into with iGATE. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that iGATE previously provided to us that are not specified in the agreements. Also, upon the expiration of these agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties, and we expect that in some instances, we will incur higher costs to obtain such services than we incurred under the terms of such agreements. In addition, if iGATE does not continue to perform effectively the transition services and the other services that are called for under these agreements, we may not be able to operate our business effectively and our profitability may decline. Furthermore, after the expiration of these agreements, we may be unable to replace in a timely manner or on comparable terms the services specified in such agreements.

Our directors and officers who own iGATE securities may have a conflict of interest.

The ownership by our executive officers and some of our directors of shares of common stock, options or other equity awards of iGATE may create, or may create the appearance of, conflicts of interest. Because of their current or former positions with iGATE, certain of our executive officers, and some of our non-employee director nominees, own shares of iGATE common stock, options to purchase shares of iGATE common stock or other equity awards. The individual holdings of iGATE or Mastech Holdings common stock, options to purchase common stock of iGATE or Mastech Holdings or other equity awards, may be significant for some of these persons compared to these persons’ total assets. Even though Mastech Holdings’ Board of Directors will consist of a majority of directors who are independent from iGATE, and Mastech Holdings’ executive officers who are currently employees of iGATE will cease to be employees of iGATE upon the separation, ownership by our directors and officers, after our separation, of common stock or options to purchase common stock of iGATE, or any other equity awards, creates, or, may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for iGATE than the decisions have for us.

If the distribution receives unfavorable tax treatment, then we, our shareholders, or iGATE may be subject to U.S. federal income taxes.

If the distribution, together with certain related transactions, were to fail to qualify as tax-free for U.S. federal income tax purposes, then we, our shareholders, or iGATE may be subject to U.S. federal income taxes. The distribution is conditioned upon iGATE’s receipt of an opinion of Reed Smith, tax counsel to iGATE, substantially to the effect that the distribution should qualify as a tax-free distribution within the meaning of Section 355(a) of the Code (which condition iGATE may waive in its sole discretion). The opinion will be based on, among other things, certain assumptions and representations as to factual matters made by iGATE and us which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by counsel in its opinion. In addition, the Reed Smith opinion will not be binding on the Internal Revenue Service (“IRS”) or the courts, and the IRS may assert a position contrary to the opinion, and a court may agree with the IRS’s position.

If the distribution were to fail to qualify as a tax-free transaction, each iGATE shareholder who received Mastech Holdings common stock in the distribution generally would be treated as having received a taxable distribution in an amount equal to the fair market value of Mastech Holdings common stock received (including any fractional share sold on behalf of the shareholder) on the distribution date. That distribution would be taxable as a dividend to the extent of the shareholder’s ratable share of iGATE’s current and accumulated earnings and profits (as increased to reflect any current income, including any gain recognized by iGATE on the taxable distribution). The balance, if any, of the distribution would be treated as a non-taxable return of capital to the extent of the iGATE shareholder’s tax basis in its iGATE stock with any remaining amount being taxed as capital gain. In addition, iGATE would recognize gain in an amount equal to the excess of the fair market value of the common stock distributed to iGATE shareholders over iGATE’s adjusted tax basis in such common stock. Pursuant to the terms of the Tax Sharing Agreement, in the event the distribution were to fail to qualify as a tax-free transaction and such failure was not the result of actions taken after the distribution by iGATE or any of its subsidiaries or shareholders, we would be responsible for all taxes imposed on iGATE as a result thereof. See “Material U.S. Federal Income Tax Consequences of the Distribution” for a more detailed discussion of the United States federal income tax consequences of the spin-off to iGATE shareholders.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Consequences of the Distribution” beginning on page 77 and to seek advice based on your particular circumstances from an independent tax advisor.

Our separation from iGATE could adversely affect our ability to attract and retain clients and recruit and retain employees.

As a division of iGATE, we have marketed our products and services using the “iGATE” brand name and logo. We believe the association with iGATE has provided us with preferred status among our clients and employees due to iGATE’s:

•	globally recognized brand;

•	perceived high-quality products and services; and

•	strong capital base and financial strength.

In connection with the separation and distribution, we will change our corporate name and operate under a new brand name. Without the iGATE brand name, we may not be able to maintain or enjoy comparable name recognition or status under our new brand.

The iGATE brand and our affiliation with iGATE have also been key aspects of our recruitment and retention of our employees. Our separation from iGATE could also adversely affect our ability to attract and retain senior management and other key employees.

If we are unable to successfully manage the transition of our business to our new brand, the benefit we offer our clients and employees of having a recognized brand will be reduced, which could have an adverse effect on our revenue and profitability. We cannot predict the effect that our separation from iGATE will have on our clients and our employees.

We and iGATE might not be able to engage in desirable strategic transactions and equity issuances following the distribution.

Our and iGATE’s ability to engage in significant stock transactions could be limited or restricted after the distribution in order to preserve the tax-free nature of the distribution. Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it would be taxable to iGATE (but not to iGATE shareholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly stock representing a 50% or greater interest, by vote or value, in the stock of either us or iGATE. Current U.S. federal income tax law creates a presumption that the distribution was part of such a plan (or series of related transactions), if either Mastech Holdings or iGATE were to engage in, or enter into an agreement to engage in, a transaction that would result in a 50% or greater change, by vote or value, in Mastech Holdings’ or iGATE’s stock ownership during the four-year period that begins two years before the date of the distribution, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the distribution. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a distribution are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide several “safe harbors” for acquisition transactions that are not considered to be part of a plan. These rules may prevent Mastech Holdings and iGATE from entering into transactions which might be advantageous to their respective shareholders, such as issuing equity securities to satisfy financing needs or acquiring businesses or assets with equity securities. Thus, even if the distribution were to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code, if acquisitions of iGATE stock or our stock after the distribution were to cause Section 355(e) of the Code to apply, iGATE would recognize taxable gain as described above, but the distribution would be tax-free to each iGATE shareholder (except for cash received in lieu of a fractional share of Mastech Holdings common stock).

The Tax Sharing Agreement includes covenants that we will not take actions that could cause the distribution to fail to qualify as a tax-free transaction, including, in certain cases, redeeming equity securities, selling or otherwise disposing of a substantial portion of our assets or acquiring businesses or assets with equity securities (or entering into negotiations or agreements with respect to such transactions), in each case, for a period of 24 months from the day after the distribution. We, however, may undertake any such action if we first obtain the consent of iGATE or an opinion of counsel or a private letter ruling that such action will not adversely affect any conclusion in the Reed Smith opinion issued in connection with the distribution. Moreover, the Tax Sharing Agreement generally provides that we will be responsible for any taxes imposed on iGATE as a result of the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code where such failure is not attributable to actions taken by iGATE (its subsidiaries) or its shareholders. See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information about the tax law implications of the separation

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation. If we are unable to achieve and maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

Mastech Holdings’ financial results previously were included within the consolidated results of iGATE, and its reporting and control systems were appropriate for those of subsidiaries of a public company. However, Mastech Holdings was not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the separation, Mastech Holdings will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of internal controls over financial reporting and a report by an independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

The distribution may have negative consequences on our effective tax rate.

Following the separation and distribution, Mastech Holdings will not be able to file a consolidated U.S. federal income tax return with iGATE. As a consequence, certain tax benefits and deductions arising from being part of the larger iGATE group will not be available to us. Accordingly, this situation will result in a higher effective tax rate for Mastech Holdings as a stand alone organization.

We may not realize the potential benefits from the separation.

We may not realize the potential benefits that we expect from our separation from iGATE. We have described those anticipated benefits elsewhere in this information statement. In addition, we may incur some negative effects from our separation including loss of access to financial, managerial and professional resources from which we have benefited in the past.

Risks Related to the Mastech Holdings Common Stock

There has been no previous market for Mastech Holdings common stock, and the market price of our shares may fluctuate widely.

There is no existing public market for Mastech Holdings common stock, and a trading market that will provide you with adequate liquidity may not develop for Mastech Holdings common stock. In addition, once the common stock begins trading, the market price of the shares may fluctuate widely. It is anticipated that on or prior to the record date for the distribution, trading of shares of the common stock will begin on a “when-issued” basis and will continue up to and including through the distribution date. However, there can be no assurance that an active trading market for the common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which Mastech Holdings common stock may trade after the distribution. The market price of the common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•

our business profile and market capitalization may not fit the investment objectives of iGATE’s shareholders, especially shareholders who hold iGATE stock based on iGATE’s current business profile or inclusion in certain indices and such shareholders may sell our shares after the distribution;

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover Mastech Holdings common stock after the distribution or the issuance of negative ratings or reports by such analysts;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	overall market fluctuations;

•	and general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of the common stock.

Immediately following the distribution, there may be substantial selling pressure on Mastech Holdings common stock.

Substantial sales of common stock may occur in connection with this distribution, which could cause our stock price to decline. The shares of Mastech Holdings common stock that iGATE distributes to its shareholders generally may be sold immediately in the public market. It is possible that some iGATE shareholders, including possibly some of our large shareholders, will sell the Mastech Holdings common stock they received in the distribution because our business profile or market capitalization as an independent company does not fit their investment objectives. Moreover, certain index or specialty funds may hold shares of iGATE common stock. To the extent the Mastech Holdings common stock is not included in these indices or the applicable specialty after the distribution, certain of these funds will likely be required to sell the shares of Mastech Holdings common stock that they receive in the distribution. The sales of significant amounts of Mastech Holdings common stock or the perception in the market that this will occur may result in the lowering of the market price of the common stock.

Provisions in the Mastech Holdings articles of incorporation and bylaws may prevent or delay an acquisition of our company, which could decrease the trading price of the Mastech Holdings common stock.

Mastech Holdings’ articles of incorporation and bylaws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with Mastech Holdings’ Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	a Board of Directors that is divided into three classes with staggered terms;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the Board to issue preferred stock without shareholder approval;

•	the requirement of a supermajority vote of shareholders to remove directors;

•	the requirement of a supermajority of shareholders to approve certain extraordinary transactions, including a merger or a sale of substantially all of our assets; and

•	the inability of Mastech Holdings shareholders to call a special meeting of shareholders.

We believe these provisions protect Mastech Holdings’ shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with the Board of Directors and by providing the Board of Directors with more time to assess any acquisition proposal, and are not intended to make Mastech Holdings immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that Mastech Holdings’ Board of Directors determines is not in the best interests of the company and shareholders. See “Description of the Mastech Holdings Capital Stock—Anti-Takeover Provisions.”

FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or will file with the SEC (as well as information included in our other written or oral statements) contain, or will contain, disclosures that constitute “forward-looking statements.” These forward-looking statements include our financial growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs, the markets in which we operate and the separation of the Professional Services business. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify certain forward-looking statements. These forward-looking statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, the proposed separation, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are discussed in the section entitled “Risk Factors,” including:

•	the impact of our separation from iGATE;

•	changes in immigration laws, patterns and other factors related to immigrants;

•	the integration of businesses and technologies that we may acquire and realization of anticipated synergies from these acquisitions;

•	technological changes, particularly with respect to e-commerce;

•	our ability to attract and retain qualified key employees;

•	changes in laws, regulations or industry standards affecting our businesses;

•	changes in the political or economic climate in countries in which we operate;

•	unanticipated developments relating to lawsuits, investigations or similar matters;

•	changes in international or U.S. economic conditions, such as inflation, interest rate fluctuations, foreign exchange rate fluctuations or recessions in our markets;

•	competition in our existing and future lines of business and the financial resources of competitors;

•	our inability to operate effectively as a stand-alone, publicly traded company;

•	the actual costs of separation may be higher than expected;

•	catastrophic events;

•	any material breach of security of any of our systems; and

•	the other factors described under “Risk Factors.”

You are cautioned not to rely unduly on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this information statement or in documents incorporated into this information statement. We assume no obligation to update any forward-looking statements contained in this information statement.

THE DISTRIBUTION

Introduction

On February 26, 2008, the Board of Directors of iGATE authorized management to pursue the divestiture of Mastech, either through a sale or a tax-free separation where the Professional Services business, subject to certain conditions, would be contributed to a new corporation and such corporation’s common stock would be distributed to iGATE’s shareholders, creating a separate public company with its own management and board of directors. The Board of Directors of iGATE initially determined to simultaneously explore the potential for a sale of our company to a third party or a distribution of our common stock to iGATE’s shareholders as alternatives for the separation of the Professional Services business. After extensive efforts to sell the Professional Services business, the iGATE Board of Directors determined, with the counsel of its investment advisors, that difficult market conditions and artificially low valuations for IT staffing services company acquisitions indicated that a sale to a third party would not yield a sale price acceptable to the Board of Directors. On                     , 2008, the Board of Directors authorized management to utilize a tax-free separation for the divestiture.

The separation and distribution is expected to be accomplished by transferring the assets and liabilities of the Professional Services business that are not currently owned by us to us and then distributing all of the shares of Mastech Holdings common stock pro rata to iGATE’s shareholders. The distribution will be made to holders of outstanding iGATE common stock as of [            ], the record date for the distribution.

The iGATE Board believes that the separation will provide greater flexibility for us, and that our operating as a separate public company will allow iGATE’s shareholders to participate in and take advantage of our future growth. In addition, the distribution will enhance our and iGATE’s ability to respond to different industry dynamics and better focus on strategic initiatives and priorities. Moreover, the distribution will enable iGATE and us to provide our respective management and employees with incentive compensation tailored to each company’s respective business, which should facilitate the ability of iGATE and us to attract, retain and motivate key employees.

Reasons for the Distribution

The Board of Directors and management of iGATE believe that the distribution is in the best interests of iGATE and its shareholders. The Board of Directors and management of iGATE believe that the distribution will unlock the value of iGATE and our respective businesses and give us the financial and operational flexibility to take advantage of opportunities available to an exclusive staffing company. The Board of Directors and management of iGATE considered the following potential benefits in making its determination to effect the distribution:

•

The distribution will enhance our ability, and that of iGATE, to respond to different industry dynamics and better focus on our respective strategic initiatives and priorities. The staffing and IT/business processing outsourcing (“BPO”) solutions businesses are undergoing substantial changes in their respective marketplaces, and each company must be able to focus on different issues in the future, unencumbered by the other’s business concerns. A separation will allow each company to focus on the unique challenges of their individual businesses. In addition to the different industry dynamics in play, each company has a different operational model (for instance, we have different billing rates and a different risk profile than iGATE, and our business tends to follow general economic conditions).

•

The transition to separate companies will allow the investment community to measure Mastech Holdings’ and iGATE’s performance relative to their respective peers. The staffing and IT/BPO businesses are fundamentally different and have different natural shareholder bases. A separation into two companies will result in the creation of more focused “pure-play” companies that are easier for the investment community to analyze.

•

The distribution will permit us greater flexibility to create a capital structure and to deploy capital more closely aligned with our strategic priorities. As a separate entity, we will not compete with iGATE or any of its subsidiaries for capital resources and will be better positioned to fund the implementation of our business strategy. Both companies will have the option to use their respective equity as acquisition or financing currency should the appropriate strategic opportunities arise.

•

The distribution will enable us and iGATE to provide our respective management and employees with customized incentive compensation including, in some cases, equity ownership in iGATE and / or Mastech Holdings, thereby more closely aligning management interests with the interests of iGATE’s and Mastech Holdings’ shareholders. This should also enhance our ability to attract, retain, and motivate key employees.

Formation of a Holding Company Prior to the Distribution

In connection with and prior to the distribution, iGATE organized Mastech Holdings as a Pennsylvania corporation for the purpose of transferring to Mastech Holdings all of the assets and liabilities, including any entities holding assets and liabilities, associated with iGATE’s IT Professional Services business.

The Number of Shares You Will Receive

For every 15 shares of iGATE common stock that you owned at the close of business on                             , 2008, the record date, you will receive one share of Mastech Holdings common stock on the distribution date. iGATE will not distribute any fractional shares of Mastech Holdings common stock to its shareholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution as discussed below.

When and How You Will Receive the Distribution

iGATE will distribute the shares of Mastech Holdings common stock on [                            ], the distribution date. BNY Mellon Shareowner Services, which currently serves as the transfer agent and registrar for iGATE’s common stock, will serve as transfer agent and registrar for Mastech Holdings common stock and as distribution agent in connection with the distribution.

If you own iGATE common stock as of the close of business on the record date, the shares of Mastech Holdings common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell shares of iGATE common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Mastech Holdings common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of iGATE common stock and you are the registered holder of the iGATE shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Mastech Holdings common stock that have been registered in book-entry form in your name. You should keep your physical stock certificates; you need not send your physical stock certificates to us or BNY Mellon Shareowner Services. If you have any questions concerning the mechanics of having shares of Mastech Holdings common stock registered in book-entry form, we encourage you to contact BNY Mellon Shareowner Services at the address or phone number set forth on page 4 of this information statement.

Most iGATE shareholders hold their shares of iGATE common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your iGATE common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Mastech Holdings common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of Mastech Holdings common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

BNY Mellon Shareowner Services, as distribution agent, will not deliver any fractional shares of Mastech Holdings common stock in connection with the distribution. Instead, BNY Mellon Shareowner Services will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares. The transfer agent, in its sole discretion, without any influence by iGATE or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either iGATE or us. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The aggregate net cash proceeds of these sales, which, as discussed in greater detail at “Material U.S. Federal Income Tax Consequences of the Distribution” beginning on page 77, generally will be subject to tax for U.S. federal income tax purposes, will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution” below for a more detailed explanation of the tax consequences associated with the distribution. If you physically hold iGATE common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your iGATE stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, there will be two markets in iGATE common stock on the Nasdaq Global Market: a “regular-way” market and an “ex-distribution” market. Shares of iGATE common stock that trade on the regular-way market will trade with an entitlement to shares of Mastech Holdings common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of Mastech Holdings common stock distributed pursuant to the distribution. Therefore, if you sell shares of iGATE common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Mastech Holdings common stock in the distribution. If you own shares of iGATE common stock at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of Mastech Holdings common stock that you would be entitled to receive pursuant to your ownership of the shares of iGATE common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including through the distribution date, there will be a “when-issued” market in Mastech Holdings common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Mastech Holdings common stock that will be distributed to iGATE shareholders on the distribution date. If you owned shares of iGATE common stock at the close of business on the record date, you would be entitled to shares of Mastech Holdings common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Mastech Holdings common stock, without the shares of iGATE common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Mastech Holdings common stock will end and “regular-way” trading will begin. If you decide to sell any shares of iGATE stock before the distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your iGATE common stock or your entitlement to Mastech common stock pursuant to the distribution or both.

Market for Mastech Holdings Common Stock

There is currently no public market for Mastech Holdings common stock. A condition to the distribution is the listing on the American Stock Exchange of Mastech Holdings common stock. We intend to apply to list the common stock on the American Stock Exchange under the symbol “MHH.”

Results of the Separation

After the separation from iGATE, Mastech Holdings will be a separate publicly traded company. Immediately following the distribution, we expect to have approximately 3,500 holders of record, based on the number of registered holders of iGATE common stock on June 30, 2008, and approximately 3.6 million shares of Mastech Holdings common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of iGATE options, repurchase of shares and issuance of shares to iGATE employee benefit plans between the date the iGATE Board of Directors declares the dividend for the distribution and the record date for the distribution. Additionally, the number of shares to be distributed will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Mastech Holdings common stock.

Before the separation, we will enter into a Separation and Distribution Agreement and several other agreements with iGATE to effect the separation and provide a framework for our relationships with iGATE after the separation. These agreements will govern the relationships between us and iGATE subsequent to the completion of the separation plan and provide for the allocation between us and iGATE of iGATE’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) relating to our IT staffing, brokerage and RPO businesses attributable to periods prior to, at and after our separation from iGATE. For a more detailed description of these agreements, see “Relationships Between Mastech and iGATE Following the Distribution.”

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to shareholders of iGATE who will receive shares of Mastech Holdings common stock in connection with the distribution. It is not provided as an inducement or encouragement to buy or sell any of our securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information.

Accounting Treatment

The spin-off will be accounted for by iGATE on a historical basis, and no gain or loss will be recorded.

The distribution will not affect the number of outstanding shares of iGATE common stock or any rights of iGATE shareholders.

Distribution Conditions

We expect that the distribution will be effective, and the separation complete, on the distribution date,                     , 2008, provided that, among other things:

•

The SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act and no stop order relating to our Form 10 registration statement is in effect;

•	iGATE has entered into a distribution agent agreement with BNY Mellon Shareowner Services;

•	The Mastech Holdings articles of incorporation and bylaws are properly adopted, and the Board of Directors of Mastech Holdings is properly formed;

•	The American Stock Exchange has approved the Mastech Holdings common stock for listing, subject to official notice of issuance;

•	iGATE employees who will be Mastech employees following the distribution shall have resigned from all positions with iGATE;

•	Mastech employees who will be iGATE employees following the distribution shall have resigned from all positions with Mastech;

•	iGATE shall have received a solvency opinion from Stout Risius & Ross, Inc., substantially to the effect that Mastech will be solvent following the distribution;

•

iGATE shall have received a legal opinion of Reed Smith substantially to the effect that the distribution should qualify as a nontaxable distribution within the meaning of Section 355(a) of the Code (which condition iGATE may waive in its sole discretion);

•	All transition agreements between iGATE and Mastech shall be properly executed and delivered; and

•

All other permits, registrations and consents required by state “blue sky” securities laws or similar laws of other political subdivisions of the United States or foreign jurisdictions shall have been obtained.

The fulfillment of the foregoing conditions does not create any obligations on iGATE’s part to effect the distribution, and iGATE, in its sole discretion, may waive any of these conditions or amend, modify or abandon the distribution at any time prior to the distribution date.

DIVIDEND POLICY

We currently do not intend to pay dividends on the Mastech Holdings common stock. We expect to use our cash to fund our business. Any decision to declare a dividend will be determined by the Mastech Holdings Board of Directors and will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, industry practice and any other factors that the Mastech Holdings Board of Directors believes are relevant. In addition, we will be a holding company with no material assets other than the capital stock of our subsidiaries. Accordingly, our ability to pay dividends will be dependent on our receiving dividends from our operating subsidiaries.

DESCRIPTION OF THE MASTECH HOLDINGS CAPITAL STOCK

The following is a summary of information concerning the Mastech Holdings capital stock. The summary and description below does not purport to be a complete statement of the relevant provisions of our articles of incorporation and our bylaws, and is entirely qualified by those documents, which you must read for complete information on the terms of our capital stock and which are included as exhibits to the registration statement of which this information statement is a part.

Immediately following the distribution, Mastech Holdings’ authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, without par value. Based on approximately 53.7 million shares of iGATE common stock that we expect to be outstanding on the record date, approximately 3.6 million shares of Mastech Holdings common stock will be outstanding immediately following the distribution. All of the shares of the common stock distributed to iGATE shareholders in the distribution will be validly issued, fully paid and non-assessable.

Capital Stock

Generally, the issued and outstanding shares of the Mastech Holdings common stock vote together as a single class. The Mastech Holdings bylaws provide that the Board of Directors be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. Cumulative voting is not permitted in the election of directors or otherwise, and no preemptive rights have been granted to any shareholder.

Each share of the common stock is entitled to one vote on all matters requiring a vote of shareholders and each shareholder is entitled to receive any dividends, in cash, securities or property, as the Mastech Holdings Board of Directors may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of Mastech Holdings shares if Mastech Holdings is insolvent or would become insolvent after the dividend or repurchase. In the event of Mastech Holdings liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. The common stock issued by Mastech Holdings will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Mastech Holdings’ articles of incorporation will authorize the Board, without the approval of Mastech Holdings shareholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are currently no agreements or understandings with respect to the issuance of preferred stock, and the Board has no present intention to issue any shares of preferred stock.

Mastech Holdings’ articles of incorporation provide that the approval of 66 2/3% of the outstanding common stock is required to either: (i) amend the bylaws; (ii) remove a director; or (iii) engage in a “Fundamental Corporate Transaction,” as defined by the Pennsylvania Business Corporations Law (the “PBCL”).

Anti-Takeover Provisions

Election and Removal of Directors. Mastech Holdings’ Board of Directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our shareholders. A vote of at least 66 2/3% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. Vacancies on the Board of Directors may be filled by a majority vote of the remaining directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of Mastech Holdings’ bylaws and articles of incorporation, these provisions cannot be changed without the affirmative vote of the holders of not less than 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporations Law. The PBCL also contains certain provisions that may have the effect of deterring or discouraging an attempt to take control of Mastech Holdings. Mastech Holdings is subject to the following provisions of the PBCL, which, among other things:

•	Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

Mastech Holdings has opted out of the following provisions of the PBCL, which, among other things:

•

Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•

Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the PBCL); and

•

Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the PBCL).

The PBCL also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

Render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Pennsylvania case law has been interpreted to provide that the fiduciary duty standard under the PBCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Special Meetings of Shareholders. Mastech Holdings’ bylaws provide that a special meeting of shareholders may be called only by the Board of Directors, either co-chairmen thereof or by the chief executive officer. Shareholders do not have a right to call a special meeting under the current bylaws.

Exercise of Director Powers Generally. The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation, and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. Mastech Holdings does not currently have a “poison pill.”

Requirements for Advance Notification of Shareholder Nominations and Proposals. Mastech Holdings’ articles of incorporation establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Mastech Holdings Board of Directors or a committee of the Board of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for Mastech Holdings common stock will be BNY Mellon Shareowner Services.

American Stock Exchange Listing

We have filed an application to list shares of Mastech Holdings common stock on the American Stock Exchange. We expect that shares of Mastech Holdings common stock will trade under the ticker symbol “MHH.”

FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma financial information presented below has been derived from Mastech’s unaudited combined financial statements as of and for the six months ended June 30, 2008, and the audited combined financial statements for the year ended December 31, 2007. The pro forma adjustments and notes to the pro forma financial information give effect to the distribution of Mastech Holdings’ common stock by iGATE and other transactions contemplated by the Separation and Distribution Agreement. These unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and notes to those statements included elsewhere in this information statement.

The unaudited pro forma combined statement of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 have been prepared as though the spin-off had occurred as of January 1, 2007. The unaudited pro forma balance sheet at June 30, 2008 has been prepared as though the spin-off had occurred on June 30, 2008. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the finalization of the terms of the spin-off and transaction agreements. In addition, such adjustments are estimates and may not prove to be accurate.

The pro forma adjustments include the following items:

•	The distribution of 3.6 million shares of Mastech Holdings common stock to holders of iGATE Corporation common stock.

•	Adjustment to our cash balance in accordance with the Separation and Distribution Agreement.

•	Estimated incremental costs, net of iGATE allocations, associated with operating as a stand-alone company.

•	Adjustment to the Income Tax Provision to exclude certain benefits we received by filing a consolidated tax return with iGATE.

The share numbers are based on iGATE shares outstanding as of June 30, 2008, adjusted to reflect the one for 15 distribution ratio.

Mastech

Unaudited Pro Forma Combined Statement of Operations

(in thousands, except for earnings per share)

For the Six Months Ended June 30, 2008

		Pro Forma Adjustments
	Historical	(a)	(b)	Pro Forma
Revenues	$49,424			$49,424
Cost of revenues	39,726			39,726

Gross margin	9,698			9,698
Selling, general and administrative expenses	7,261	141	—	7,402

Income from operations	2,437	(141)	—	2,296
Interest income and other (Expense)	(5)			(5)

Income before income taxes	2,432	(141)	—	2,291
Income tax expense	361	(54)	574	881

Net income	$2,071	$(87)	$(574)	$1,410

Pro forma earnings per share (c):
Basic				$.39

Diluted				$.39

Pro forma shares outstanding (c):
Basic				3,588

Diluted				3,588

Mastech

Unaudited Pro Forma Combined Statement of Operations

(in thousands, except for earnings per share)

For the Year Ended December 31, 2007

		Pro Forma Adjustments
	Historical	(a)	(b)	Pro Forma
Revenues	$104,693			$104,693
Cost of revenues	82,618			82,618

Gross margin	22,075			22,075
Selling, general and administrative expenses	16,016	45		16,061

Income from operations	6,059	(45)		6,014
Interest income and other items	82	—		82

Income before income taxes	6,141	(45)		6,096
Income tax expense	701	(21)	2,118	2,798

Net income	$5,440	$(24)	$(2,118)	$3,298

Pro forma earnings per share (c):
Basic				$.92

Diluted				$.92

Pro forma shares outstanding (c):
Basic				3,588

Diluted				3,588

Mastech

Unaudited Pro Forma Combined Balance Sheet

(in thousands)

As of June 30, 2008

		Pro Forma Adjustments
	Historical	(d)	(e)	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$8,042	$(3,106)		$4,936
Accounts receivable	7,740			7,740
Unbilled receivables	2,535			2,535
Employee advances	5			5
Prepaid and other current assets	209			209
Deferred income taxes	254			254

Total current assets	18,785	(3,106)		15,679

Investment in unconsolidated affiliates	60			60

Net equipment, software & leasehold improvements	332			332

Deferred income taxes	300			300

Total Assets	$19,477	$(3,106)		$16,371

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,237			$2,237

Accrued payroll and related costs	4,499			4,499

Other accrued liabilities	76		300	376

Deferred revenue	67			67

Total current liabilities	6,879	—	300	7,179

Long-term liabilities	—			—

Shareholders’ equity	12,598	(3,106)	(300)	9,192

Total Liabilities and Shareholders’ Equity	$19,477	$(3,106)	$—	$16,371

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The pro forma adjustments described below are based upon available information and assumptions that management believes are reasonable based on our current plans and expectations. Additionally, this information is forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Forward-Looking Statements” and “Relationships Between Mastech and iGATE Following the Distribution” for further information.

The unaudited pro forma combined financial statements are for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the spin-off occurred on the dates indicated and are not necessarily indicative of our future financial position and results of operations.

Pro forma Adjustments:

a)	Represents estimated incremental cost (net of iGATE corporate allocations) associated with operating as a stand-alone company. No adjustment to the historical financial statements has been made for equity-based compensation expense incurred as an operating unit of iGATE. It is expected that Mastech’s Board of Directors will grant stock based awards to directors, executive management and key personnel after the distribution date. However, it is not possible to estimate, at this time, how such equity-based compensation expense would compare to those expenses included and disclosed in our historical audited financial statements.

b)	Elimination of certain tax benefits allocated to Mastech related to iGATE’s consolidated tax return. As a stand-alone company, Mastech Holdings will not have access to such benefits (see the audited combined financial statements elsewhere in this information statement).

c)	The calculation of pro forma basic earnings per share and shares outstanding is based on the number of shares of iGATE common stock outstanding as of June 30, 2008 adjusted for the distribution ratio of 0.06667 shares of Mastech Holdings common stock for every one share of iGATE common stock.

The calculation of pro forma diluted earnings per share assumes the same number of shares used in the basic earnings per share calculation. It is estimated that no common stock equivalents will exist immediately following the separation.

d)	Represents a transfer of our excess cash balance to iGATE Corporation. In accordance with the Separation and Distribution Agreement, all “excess cash” will be transferred to iGATE, prior to the separation. Excess cash is defined as those cash balances that result in working capital exceeding $8.5 million.

e)	Represents estimated federal and state income tax liabilities, in accordance with the Tax Sharing Agreement with iGATE.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below are summary financial data for each of the five fiscal years ended December 31, and the six months ended June 30, 2008 and 2007. The combined balance sheet data as of December 31, 2007 and 2006 and the combined statement of operations data for each of the three fiscal years in the period ended December 31, 2007 have been derived from our audited combined financial statements. The combined consolidated balance sheet data and the combined consolidated statement of income data for the six months ended June 30, 2008 and 2007, have been derived from our unaudited combined financial statements. The financial statements reflect transactions with iGATE and its affiliates on the basis determined by iGATE. You should read the information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this information statement.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
(in thousands)	(unaudited)					(unaudited)	(unaudited)
Statement of Income Data:
Revenues	$49,424	$53,324	$104,693	$111,416	$107,105	$101,190	$69,845
Gross Profit	9,698	11,690	22,075	25,354	22,725	22,159	17,646
Operating Expense	7,261	8,309	16,016	17,824	15,481	13,360	10,968
Income Before Income Taxes	2,432	3,423	6,141	7,602	7,207	8,679	6,320
Net Income	2,071	2,903	5,440	6,940	5,782	6,338	4,621
Depreciation and Amortization	161	164	320	251	160	88	116

	As of June 30,		As of December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and Cash Equivalents	$8,042	$3,895	$1,524	$5,378	$4,452	$5,852	$1,800
Working Capital	11,906	10,159	7,022	10,876	11,430	22,331	5,832
Total Liabilities	6,879	7,610	6,429	9,029	8,907	11,147	8,554
Total Assets	19,477	18,491	14,265	20,658	20,886	33,710	14,410
Total Shareholders Equity	12,598	10,881	7,836	11,629	11,979	22,563	5,856

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

We are a provider of IT and brokerage operations staffing services to large and medium-sized organizations. From July 1986, we conducted our business as subsidiaries of iGATE. We do not sell, lease or otherwise market any computer software or hardware, and 100% of our revenues are derived from the sale of information technology and brokerage operations services.

Critical Accounting Policies

Certain accounting policies are particularly important to the portrayal of our financial position, results of operations and cash flows and require the application of significant judgment by management; as a result they are subject to an inherent degree of uncertainty. In applying those policies, our management uses judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, observances of industry trends and other available information from outside sources, as appropriate. The following explains our most critical accounting policies. See the Notes to our Audited Financial Statements, included elsewhere herein, for a complete description of our significant accounting policies.

Revenue Recognition

We recognize revenue on time-and-materials contracts as the services are performed. Time-and-materials contracts typically bill at an agreed upon hourly rate. Out-of-pocket expense reimbursement amounts vary from assignment to assignment. On average, these reimbursement amounts represent approximately 3% of total revenues. Revenue is earned when our consultants are working on projects. Revenue recognition is negatively impacted by holidays and consultant vacation and sick days. In certain situations related to client direct hire transactions, where our fee is contingent upon the hire’s continued employment with the client, revenue recognition is deferred until the employment requirements are satisfied.

Accounts Receivable and Allowance for Uncollectible Accounts

We extend credit to clients based upon management’s assessment of their creditworthiness. The majority of our revenues (and the resulting accounts receivable) are from large companies and major systems integrators.

Unbilled receivables represent amounts recognized as revenues for the periods presented based on services performed and, in accordance with the terms of client contracts, will be invoiced in subsequent periods.

We review accounts receivable periodically to determine the probability of loss. The allowance for uncollectible accounts is determined using the combination of the specific identification method for balances deemed uncollectible, as well as judgments made by management based upon historical and expected charge-off experience. If the financial condition of our customers deteriorates or if economic conditions worsen, additional allowances may be necessary, which could impact earnings.

Stock Based Compensation

Effective January 1, 2006, we recognize compensation expense for all stock-based awards using a fair value approach as prescribed in SFAS No. 123R “Share Based Payments.” The impact of this adoption is more fully described in our Notes to our Audited Financial Statements, included elsewhere herein.

Income Taxes

Prior to the separation, we have filed our federal tax return as part of iGATE’s consolidated U.S. tax return. As previously noted, we receive certain tax benefits from being included in iGATE’s tax return, which we will not enjoy as a stand-alone company. The impact on our income tax expense related to such benefits is discussed in our unaudited pro forma financial statements included herein and disclosed in the Notes to our Audited Financial Statements.

We record an estimated liability for income and other taxes based on what we determine will likely be paid in the various tax jurisdictions in which we operate. Management uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters, including the resolution of the tax audits in the various affected tax jurisdictions, and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the amount recorded.

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about our ability to realize deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Economic Trends and Outlook

Generally, our business outlook is highly correlated to general U.S. economic conditions. During periods of increasing employment and economic expansion, demand for our services tends to increase. Conversely, during periods of contracting employment and / or a slowing domestic economy, demand for our services tends to decline. As the economy has slowed during the last half of 2007 and into 2008, we have seen less demand for IT staffing services. We believe that this trend is likely to continue until economic growth in the U.S. starts to rebound.

In addition to tracking general U.S. economic conditions, a large portion of our revenues are generated from a limited number of clients (see the Risk Factor entitled “Our revenues are highly concentrated, and the loss of a significant client would adversely affect our business and revenues.”) Accordingly, our trends and outlook are impacted by the prospects and well-being of these specific clients. By way of illustration, during the second half of 2006, while general U.S. economic conditions were positive, we experienced a decline in billable headcount and negative sequential quarterly revenue growth due to client-specific issues at two of our larger clients. This “account concentration” factor may result in our results of operations deviating from the prevailing U.S. economic trends from time to time.

In recent years, a larger portion of our revenues have come from our wholesale sales channel, which consists largely of strategic relationships with systems integrators and other staffing organizations. This channel tends to carry lower gross margins, but provides higher volume opportunities. Should this trend in our business mix continue, it is likely that our overall gross margins will decline. Within our retail sales channel, many larger users of IT staffing services are employing Managed Service Providers (“MSP”) to manage their contractor spending in an effort to drive down overall costs. The impact of this shift towards the MSP model has been lower gross margins. Should this trend towards utilizing the MSP model continue, it is likely that our gross margins will be pressured in the future. By way of example, MSP clients represented 22% of 2007 revenues compared to 19% of total revenues in 2005. Our belief, based on industry trends, is that a larger portion of our retail channel will consist of MSP clients going forward.

Below is a tabular presentation of revenues and gross profit margins by sales channels for the periods discussed below:

Mastech Revenue & Gross Margin % by Sales Channel

(dollars in millions)

	Six Months ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005
Revenue
IT Wholesale Channel	$24.2	$28.7	$54.4	$57.4	$47.8
IT Retail Channel	19.8	20.8	41.6	42.6	42.0
Brokerage Operations	5.2	3.6	8.2	11.1	17.1
Permanent Placements / Fees	0.2	0.2	0.5	0.3	0.2

Total Revenues	$49.4	$53.3	$104.7	$111.4	$107.1

Gross Margins
IT Wholesale Channel	18.6%	21.7%	20.6%	23.2%	20.1%
IT Retail Channel	21.0%	22.6%	22.0%	23.2%	22.9%
Brokerage Operations	15.2%	15.1%	15.1%	16.9%	19.4%
Permanent Placements / Fees	100.0%	100.0%	100.0%	100.0%	100.0%

Total Gross Margin %	19.6%	21.9%	21.1%	22.8%	21.2%

In order to maintain our operating margins given the industry trends mentioned above, we need to continue to lower our operating cost structure through innovation and greater efficiencies. Investments in our global recruitment centers, offshore telesales group, and technological improvements, coupled with continued cost rationalization efforts, should provide us with a cost-effective platform in which to deliver our services. Below is a tabular presentation of operating expenses by sales, operations and general and administrative categories for the periods discussed below:

Mastech Operating Expense Details

(dollars in millions)

	Six Months ended		Year 2007	Year 2006	Year 2005
	June 30, 2008	June 30, 2007
Sales and Marketing	$2.5	$2.8	$5.5	$6.3	$5.8
Operations (HR & Recruiting)	2.4	2.5	4.9	4.8	3.9
General & Administrative	1.8	2.2	4.1	4.9	2.9
Parent Allocations	0.6	0.8	1.5	1.8	2.9
Total Operating Expenses	$7.3	$8.3	$16.0	$17.8	$15.5

Results of Operations of Mastech for the Six Months Ended June 30, 2008 as Compared to the Six Months Ended June 30, 2007:

Revenue

Revenues for the first six months of 2008 totaled $49.4 million, compared to $53.3 million for the first six months of 2007. This 7.3% year-over-year decline reflected sluggish demand for IT staffing services during the latter part of 2007 and into the first half of 2008. Our billable headcount at June 30, 2008 totaled 619 consultants, which was 8.2% lower than the 674 billable consultants that we had at June 30, 2007. Over the last eighteen months, billable consultant headcount has trended downward due to reduced spending for IT staffing services at several major clients, and more currently, due to a weakening U.S. economy.

Revenues from our wholesale channel for the first six months of 2008 declined by 15.7% from the corresponding period one-year earlier. Declines from several systems integrator clients were largely responsible for this year-over-year variance. The wholesale channel tends to be more sensitive to changing economic conditions as clients in this channel quickly adjust their ratio of sub-vendor consultants employed in response to changing conditions. Retail channel revenues declined 4.8% during the first six months of 2008, compared to the first six months of 2007. Much of this decrease has been with financial services clients, who have adjusted their IT staffing spending in response to difficult market conditions. However, our brokerage operations business increased revenues during the first six months of 2008 by $1.6 million from the corresponding 2007 period. Activity levels at a major client have increased despite issues in the financial markets and accounted for the majority of this improvement. We expect billable headcount and corresponding revenues to continue to decline in the short-term as the U.S. economy deals with anemic growth.

Our top two clients represented 14.5% and 13.0% of total revenues for the six months ended June 30, 2008. During the six months ended June 30, 2007, these two clients represented 15.0% and 12.8% of total revenues. Our top ten clients represented approximately 64% and 61% of total revenues for the six months ended June 30, 2008 and 2007, respectively.

Gross Margin

Gross profit as a percentage of revenue decreased to 19.6% for the six months ended June 30, 2008, compared to 21.9% for the six months ended June 30, 2007. The gross margin decline was largely due to consultant compensation increases outpacing bill rate increases as clients push for lower bill rates. This move toward lower pricing has been more pronounced in our wholesale sales channel, with margins declining by 310 basis points from the corresponding 2007 period (18.6% versus 21.7%). In the retail channel, margins fell during the 2008 period compared to the first six months of 2007 by 160 basis points. Margins in our brokerage operation business were essentially flat.

While our gross margin trend line has been down over the last twelve months, it is important to note that second quarter 2008 gross margins were essentially flat compared to the previous quarter. Although we expect pricing pressures to continue in today’s soft economy, we do believe that future period declines will be less severe than what we have experienced over the last twelve months. Our ability to adjust the compensation structure of our consultants in efforts to mitigate bill rate declines has improved as economic realities have adjusted consultants’ market expectations in the near term.

Operating Expenses

Operating expenses for the six months ended June 30, 2008 totaled $7.3 million, or 14.7% of revenues, compared to $8.3 million, or 15.6% of revenues for the six months ended June 30, 2007. Sales expenses were $342,000 lower in the 2008 period compared to the 2007 period, due to lower commissions, management bonuses and travel expenses. Recruiting expenses were lower by $97,000 in the 2008 period primarily due to lower H1-B visa processing fees. This lower expense element is directly related to a decline in our activity levels. General and administrative expenses were $609,000 lower in the 2008 period, compared to 2007, despite the 2008 period including severance expenses of $180,000. Reasons for our lower general and administrative expenses in 2008 versus 2007 included:

•

Lower equity compensation expense of $269,000 in the 2008 period due to the expense reversal of a stock performance grant in which the performance measurements were not achieved and lower levels of stock option expense.

•	Higher legal expenses of $200,000 in the 2007 period related to a lawsuit settlement at our brokerage operations unit. This settlement was completed during second quarter 2007.

•	Lower travel and event expenses in the 2008 period of $75,000.

•	Lower management bonuses in the 2008 period of approximately $50,000.

•	Lower parent corporate allocations in the 2008 period of $195,000.

Income Tax Expense

Income tax expense for the six months ended June 30, 2008 was $361,000, representing an effective tax rate on pre-tax income of 14.8%, compared to $520,000 for the six months ended June 30, 2007, which represented an effective tax rate on pre-tax income of 15.2%. As disclosed in the Notes to our Audited Financial Statements included elsewhere herein, we have historically derived certain tax benefits as a result of being included in the iGATE consolidated U.S. tax return. During the six months ended June 30, 2008 and 2007, these benefits totaled $574,000 and $905,000, respectively. Excluding these benefits, which would not be available to us as a stand-alone company, our effective tax rate would have been 38.4% for the six months ended June 30, 2008 and 41.6% for the six months ended June 30, 2007.

Results of Operations of Mastech for the Year ended December 31, 2007 as Compared to the Year ended December 31, 2006:

Revenues

Revenues in 2007 totaled $104.7 million, compared to $111.4 million in 2006. This 6.0% decline in revenues reflected the completion of a major brokerage operations assignment in 2006 as well as a tightening in demand for IT staffing services during the second half of 2007. The revenue variance from the completion of the brokerage operations assignment, accounted for $2.9 million or 43% of our overall decrease in year-over-year revenues. Revenues in our IT staffing business were down in 3.8% in 2007 compared to 2006, as declines occurred in both our wholesale and retail sales channels. Wholesale channel revenues were down 5.2% during the year, with most of the decline occurring in the last six months, as clients adjusted to a slowing U.S. economy. Retail channel revenues declined by 2.3% during the year despite a modest increase in MSP client revenues. Permanent placement / fee revenues increased to $506,000 in 2007, compared to $275,000 in 2006.

At December 31, 2007, we had 667 consultants billing on client projects compared to 710 consultants at December 31, 2006. Our average hourly bill rate at year-end 2007 was $72.94 or 0.5% higher than our average hourly bill rate one year earlier. Our top two clients represented 14.5% and 12.5% of 2007 total revenue. In 2006, these same two clients represented 14.2% and 12.8% of total revenues.

Gross Margin

Gross margin as a percentage of revenue decreased to 21.1% in 2007 from 22.8% in 2006. The 2007 gross margin decline largely reflected consultant compensation increases out-pacing bill rate increases, particularly during the last half of the year. Gross margins in our wholesale channel declined to 20.6% in 2007 from 23.2% in 2006. Margins in 2006 benefited by 0.6% due to negotiated adjustments to several client volume discount clauses. Additionally, 2007 margins were negatively impacted by 0.2% due to higher reimbursable expenses in 2007 compared to 2006. However, the majority of our margin deterioration in this channel reflected consultant compensation increase out-pacing bill rate increases as clients continue to push for lower pricing. Retail channel margins also declined during 2007 to 22.0% from 23.2% a year earlier. Again, pricing pressures resulted in consultant compensation increases out-pacing bill rate increases. Brokerage operations gross margins were 15.1% in 2007 compared to 16.9% in 2006. The impact of pricing concessions negotiated in mid-2006 with a major client was largely responsible for our margin decline in this business segment.

Operating Expenses

Operating expense in 2007 totaled $16.0 million or 15.3% of revenues, compared to $17.8 million or 16.0% of revenues in 2006. Approximately $900,000 of this variance related to higher 2006 legal expenses associated with a lawsuit settlement reserve established during that year at our brokerage operations unit. The remaining $900,000 decline in operating expenses in 2007 was due to the following:

•

Sales expense declined by $850,000 in 2007, largely due to lower management bonuses and sales commission expenses. Both of these expense elements tend to track our revenue and gross margin performance.

•	Recruiting expense increased in 2007 by approximately $100,000 due to training enhancements at our global recruitment centers.

•

General and administrative expense was approximately $150,000 lower in 2007 (after adjusting for the legal expenses reference above) due to lower parent allocations of $260,000; partially offset by higher facility and travel costs.

Income Tax Expense

Income tax expense in 2007 was $701,000, representing an effective tax rate on pre-tax income of 11.4%, compared to $662,000 in 2006, which represented an effective tax rate on pre-tax income of 8.7%. As disclosed in the Notes to our Audited Financial Statements included elsewhere herein, we have historically derived certain tax benefits as a result of being included in the iGATE consolidated U.S. tax return. During 2007 and 2006, these benefits totaled $2.1 million and $2.2 million, respectively. Excluding these benefits, which would not be available to us as a stand-alone company, our effective tax rate would have been 45.9% in 2007 and 38.0% in 2006.

Results of Operations of Mastech for the Year ended December 31, 2006 as Compared to the Year ended December 31, 2005:

Revenues

Revenues in 2006 totaled $111.4 million, compared to $107.1 million in 2005. This 4.0% increase in revenues was achieved despite a significant decline in revenues in our brokerage operations unit. During the last half of 2005 and continuing into mid-2006, we had a gradual wind down, and ultimate completion, of a major brokerage operations assignment which resulted in $6.0 million of lower revenues in 2006 compared to 2005. IT staffing revenues in 2006 increased by $10.3 million, or 11.5% from $90.0 million in 2005. During 2006, we were successful in expanding our relationships with several strategic clients, and were able to grow our revenue levels with MSP clients as well.

Wholesale channel revenues increased during 2006 by $9.6 million and represented a 20% increase over 2005 levels. Much of this growth was due to our expanded relationship with TEKSystems. Retail channel revenues grew by a modest $0.6 million as an increase in MSP client revenues offset a decline in other end-user client revenues. Permanent placements / fee revenues totaled $275,000 in 2006, up $67,000 from 2005.

At December 31, 2006, we had 710 consultants billing on client projects compared to 751 consultants at December 31, 2005. The lower overall headcount at December 31, 2006 is largely reflective of the decline in the brokerage operation unit (down 30 consultants), as referenced above, as well as an increase in project ends at several of our IT clients at year-end 2006 (particularly at Bearingpoint—down 21 consultants). Our average hourly bill rate at year-end 2006 was $72.55, or slightly lower than our average hourly bill rate at December 31, 2005.

Our top two clients represented 14.2% and 12.8% of 2006 total revenue. In 2005, we had two clients that represented 12.8% and 10.5% of total revenues.

Gross Margin

Gross margin as a percentage of revenue increased to 22.8% in 2006 from 21.2% in 2005. The 2006 gross margin improvement was due to two primary factors. During the year 2006, we were successful in shifting our skill set mix to higher value technologies, such as ERP implementation and business intelligence / data warehousing across both our wholesale and retail channels. Secondly, we were able to lower volume discount clauses with several of our major clients. Both of these actions had a favorable impact on our 2006 gross margin performance when compared to 2005 results.

Operating Expenses

Operating expense in 2006 totaled $17.8 million or 16.0% of revenues, compared to $15.5 million or 14.5% of revenues in 2005. This $2.3 million increase in operating expenses in 2006 was due to the following:

•

Sales expense increased by $560,000 in 2006. This increase reflected the expansion of our offshore telesales group in India, the acquisition of technical sales support in the business intelligence area, and higher sales commissions and marketing expenditures.

•

Recruiting expense increased by $936,000 in 2006 compared to 2005. During the year, significant investment was made to expanding our global recruitment centers in India and Bulgaria. Also, expenditures were made to enhance our recruitment training capabilities and to improve process methodologies. Management believes that such investments will result in continued productivity gains and a highly scalable recruitment engine.

•

General and administrative expenses were $847,000 higher in 2006 compared to 2005, despite a $1.1 million decline in parent corporate allocation expenses in 2006. Higher legal expenses and equity compensation in 2006 were largely responsible for our variance from 2005. Operating expenses in 2006 included $1.1 million of expense related to a lawsuit settlement reserve at our brokerage operations business unit and $645,000 of equity compensation expense. In 2005, no expenses for these items were incurred.

Income Tax Expense

Income tax expense in 2006 was $662,000, representing an effective tax rate on pre-tax income of 8.7%, compared to $1.4 million in 2005, which represented an effective tax rate on pre-tax income of 19.8%. As disclosed in the Notes to our Audited Financial Statements included herein, we have historically derived certain tax benefits as a result of being included in the iGATE Corporation consolidated U.S. tax return. During 2006 and 2005, these benefits totaled $2.2 million and $1.6 million, respectively. Excluding these benefits, which would not be available to us as a stand-alone company, our effective tax rate would have been 38.0% in 2006 and 42.2% in 2005.

Other Income (Expense) Components

Other Income (Expense) principally consists of interest income, interest (expense), and our share of an operating (loss) in a joint venture, in which we have a 50% ownership interest.

Interest income is generated on cash balances and totaled $28,000 for the six months ended June 30, 2008, compared to $42,000 for the corresponding 2007 period. Interest income in 2007, 2006 and 2005 totaled $82,000, $82,000 and $48,000, respectively.

Interest (expense) related to imputed interest charges on an executive deferred compensation plan that was in place during 2006 and 2005. In 2008 and 2007, we had no interest expense. In 2006 and 2005, interest expense totaled $11,000 and $85,000, respectively.

During the six months ended June 30, 2008, we recognized a loss of $27,000 from a joint venture that was established in mid-2007. Also, during the 2008 period we had foreign exchange losses of $6,000. No gains or losses were recognized during 2007.

Liquidity and Capital Resources

Historically, we have funded our business needs with cash generated from operating activities. Cash generated by us prior to the separation date will be retained by iGATE. However, in accordance with the Separation and Distribution Agreement, we will retain a cash balance at separation that will be sufficient to support our working capital and capital expenditure needs through the balance of 2008. Based on our pro forma combined balance sheet for the period ended June 30, 2008, we would expect our cash balance to be approximately $4.9 million if the separation would have been effective on that date.

In addition to this cash balance, we have received a loan commitment for a $10 million revolving line of credit from PNC Bank. This three-year facility is expected to close shortly after the separation. Advances under this facility will be limited to a borrowing base that consists of the sum of 85% of eligible accounts receivable plus 50% of eligible unbilled accounts. Interest on borrowings will equal the one-month LIBOR rate (“LIBOR”) plus 125 basis points for the first third of the facility, LIBOR plus 150 basis points for the second third of the facility, and LIBOR plus 175 basis points for the last third of the facility. A 20 basis point per annum commitment fee on the unused portion of the facility will be charged and due quarterly in arrears. We intend to use this facility principally for acquisition and investment opportunities and to finance any unexpected increases in working capital needs. We do not currently intend to draw down this facility in the short term following the separation for any other purpose.

Operating working capital (defined as current assets minus cash and cash equivalents and current liabilities) totaled $3.9 million, and our accounts receivable days sales outstanding measurement at June 30, 2008 totaled 39 days. Operating working capital was $5.5 million at both December 31, 2007 and 2006. Accounts receivable days sales outstanding were 42 days at December 31, 2007 and were 47 days at December 31, 2006.

Cash provided by operating activities is expected to be adequate to fund capital expenditures and other business needs over the next 12 months.

Cash flows provided from (used in) operating activities

Cash provided from operating activities for the six months ended June 30, 2008, totaled $3.9 million, compared to $2.2 million during the six month period ending June 30, 2007. Factors contributing to cash flows during the 2008 period included net income of $2.1 million, non-cash charges of $208,000, and a decrease in operating working capital of $1.6 million, primarily due to an decline in accounts receivable. During the six months ended June 30, 2007, factors contributing to cash flows included net income of $2.9 million, and non-cash charges of $73,000, partially offset by an increase in operating working capital of $766,000. The operating working capital increase reflected a $1.1 million payment to settle a pending lawsuit at our brokerage operations business, which was reserved for in 2006.

Cash provided from operating activities was $5.6 million for the year ended December 31, 2007. Factors contributing to our cash flows included net income of $5.4 million and non-cash charges of $127,000 (principally depreciation and amortization. Cash provided from operating activities was $8.6 million for the year ended December 31, 2006. Factors contributing to cash flows during the 2006 year included net income of $6.9 million, non-cash charges of $209,000, and a reduction in operating working capital of $1.5 million. An improvement in our accounts receivable days sales outstanding measurement was largely responsible for our operating working capital decline in 2006.

Cash flows used in investing activities

Cash used in investing activities for the six months ended June 30, 2008 totaled $93,000 compared to $42,000 for the six months ended June 30, 2007. Capital expenditures related to maintenance items accounted for most of both periods’ cash needs. The 2008 period included a $25,000 investment in a joint venture.

Cash used in investing activities for the year ended December 31, 2007 totaled $188,000. Capital expenditures of $126,000 were for maintenance items, primarily computer equipment. In addition, we made a $62,000 investment in an offshore joint venture with another staffing organization during the year.

Cash used in investing activities for the year ended December 31, 2006 totaled $303,000 and related entirely to capital expenditures. Approximately $150,000 of 2006’s capital expenditures was for a state-of-the-art application tracking and contact software system. The remaining was spent on maintenance-related items, primarily computer equipment.

Cash flows provided from (used in) financing activities

Our financial resources have historically been managed by iGATE on a centralized basis. Our cash balances have been transferred to iGATE on a regular basis and iGATE has funded our cash disbursements as needed.

During the six months ended June 30, 2008, iGATE had net cash transfers to Mastech of $2.7 million. During the year ended December 31, 2007 and 2006, Mastech had net cash transfers to iGATE of $9.2 million and $7.4 million, respectively.

Contractual Obligations and Off-Balance Sheet Arrangements

We have financial commitments related to existing operating leases, primarily for office space that we occupy. Our commitments are as follows (dollars in thousands):

	2008	2009	2010	2011	2012	Thereafter
Operating Leases	$433	$186	$82	$8	$1	$0

We do not have any off-balance sheet arrangements.

Inflation

We do not believe that inflation had a significant impact on our results of operations for the periods presented. On an ongoing basis, we attempt to minimize any effects of inflation on our operating results by controlling operating costs and whenever possible, seeking to insure that billing rates reflect increases in costs due to inflation.

Seasonality

Our operations are generally not affected by seasonal fluctuations. However, our consultants’ billable hours are affected by national holidays and vacation policies which vary by operating company.

Recently Issued Accounting Standards

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles. SFAS No. 162 becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect that the adoption of SFAS No. 162 will have a material impact on our financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” We are required to adopt FSP No. FAS 142-3 for fiscal years beginning after December 15, 2008. We do not expect that the adoption of SFAS No. 142-3 will have a material impact on our financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows, SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. We do not expect that the adoption of SFAS No. 161 will have a material impact on our financial statements.

In December 2007, the Financial Accounting Standards Board issued SFAS 141R, “Business Combinations.” SFAS 141R replaces SFAS 141, “Business Combinations” and applies to all transactions or other events in which an entity obtains control of one or more businesses. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose additional information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141R is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. We are currently evaluating the impact of adopting this statement on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net earnings attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. The statement also amends certain of ARB No. 51’s consolidation procedures for consistency with the requirements of SFAS 141R. This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We are currently evaluating the impact of adopting this Statement on our Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of adopting this Statement on our Consolidated Financial Statements.

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. We are currently evaluating the effect of the provision of this statement on our Consolidated Financial Statements.

BUSINESS

Our Business

We are a leading provider of information technology staffing and consulting services to Fortune 1000 companies. We combine deep technical expertise with comprehensive business process experience to deliver a broad range of services within Business Intelligence / Data Warehousing, Service Oriented Architecture, Web Services, Enterprise Resource Planning (“ERP”) & Customer Resource Management (“CRM”) and eBusiness Solutions segments. Headquartered in Pittsburgh, Pennsylvania, we have over 600 consultants that provide services across a broad spectrum of industry verticals including: Automotive, Banking, Consumer Product Goods, Education, Finance, Government, Healthcare, Insurance, Manufacturing, Pharmaceutical, Retail, Technology, Telecommunications, Transportation and Utilities.

Consultants by Technology Focus:	Consultants by Industry Verticals:
• eBusiness/Web Development: 25%	• Financial Services: 34%

• ERP/CRM: 17%	• Healthcare: 15%

• Project Management/Business Analyst: 7%	• Technology: 12%

• SOA/Web Services: 6%	• Telecom: 9%

• Business Intelligence/Data Warehousing: 7%	• Government: 13%

• Desktop Support: 8%	• Retail: 7%

• Brokerage Operations: 9%	• Other: 10%

• Database / Systems Admin: 8%

• Quality Assurance / Testing: 7%

• Other: 6%

We provide leading edge technologies and maintain strategic relationships with industry leaders, such as IBM and Oracle, in many of these areas. Our focus and strong reputation in these high demand areas include the following:

SOA / Web Services	ERP / CRM	BI / DW	eBusiness Solutions
• SOA architecture • Business process analysis and redesign • Modeling using rational unified process (RUP) • End-to-end implementation • Web Services development • Migration from legacy interfaces

•   End-to-end implementation

•   ERP program management

•   Business process analysis and redesign

•   Gap analysis

•   Configuration, customization and implementation

•   Maintenance, production support and help desk

•   Upgrades

•   Enhancements—new functionality, new modules

•   Application integration

•   Assessment

•   ETL

•   Enterprise Data Warehousing / Customized Data Warehousing / Data Marts

•   Balanced scorecards

•   Data mining

•   Business process re-engineering

•   Enterprise data modeling

•   Metadata management

•   Data stewardship

•   Development of e-Commerce portals (B2B / B2C / B2E)

•   Integration of eCommerce portals with backend applications

•   Legacy systems integration

•   Architecture enhancement development

•   Application framework development

•   Package implementation

•   Testing and database administration

Service Oriented Architecture (“SOA”) and Web Services

Our SOA / Web Services practice is built on successful client work with Web Services, enterprise integration projects, and SOA-specific client engagements. The mission of the SOA / Web Services practice is to provide clients with the framework and resources to consolidate and integrate numerous technologies in the most cost-effective manner possible. We along with our partners work on cutting-edge methods to identify service function points that should be bundled into specific services.

Our consultants work to provide our clients with a framework that better utilizes the technologies running across the enterprise. Our business process experts work hand-in-hand with their technical consultants to streamline and maximize the value of its clients’ systems and interfaces. We view SOA as the catalyst for business change over the next decade and we are focusing our top assets to become a premier SOA / Web Services provider.

Enterprise Solutions & Package Implementation Life Cycle (“PILC”)

Our Enterprise Solutions and Package Implementation Life Cycle practice helps clients design and implement Enterprise Resource Planning and Customer Relationship software. We have a strong ERP consulting practice with expertise in assisting clients at all stages of an enterprise solutions life cycle, resulting in long lasting relationships.

Enterprise Solutions Life Cycle Phases:

•	Project Initiation Phase

•	Definition Phase

•	Development Phase

•	Deployment Phase

•	Support Phase

Enterprise Resource Planning

Our capabilities in ERP are extensive. To date, we have completed numerous projects in the ERP space, which range from the implementation of stock systems to fully customized applications. Our consultants are well versed in the leading ERP solutions, including: SAP, PeopleSoft, Oracle Applications and JD Edwards. We have access to more than 500 ERP consultants, each averaging over four years of ERP experience. We have completed more than 400 ERP projects with 25 percent of those delivered to Fortune 500 clients, and our functional experience crosses many industries and includes the following areas:

•	Finance and Accounting

•	Inventory and Purchasing

•	Project Billing and Costing, Sales, Distribution and Services

•	Manufacturing (including Planning)

•	Marketing and Call Center Support

•	Product Data Management and Data Warehousing

•	Supply Chain Management

•	Human Capital Solutions

•	Customer Relations Management

Business Intelligence and Data Warehousing

We have expanded our value proposition to clients by developing a successful, dedicated Business Intelligence and Data Warehousing practice that provides high quality of technical and functional expertise. Our Business Intelligence and Data Warehousing practice specializes in helping clients navigate enterprise-wide IT infrastructure, utilizing “best practices” to create a roadmap for realizing the full benefits of their investment. We have expanded our value proposition to client by developing a successful, dedicated Business Intelligence and Data Warehousing practice that provides high quality of technical and functional expertise. Our Business Intelligence and Data Warehousing practice is comprised of technical and functional consultants who work with clients to achieve the following objectives:

1) Increase data accuracy and consistency:

•	Define consistent data definitions and data standards

•	Develop metadata to drive data cleansing and aid user understanding

2) Provide the right data to the right people at the right time:

•	Provide users with complete and easy access to all data

•	Design a model that focuses on database performance

•	Add additional elements and aggregations to improve analysis and modeling

3) Increase productivity and flexibility.

4) Access data through central solution:

•	Design models based on analysis requirements of the customer to improve productivity

•	Access to the data warehouses using the standard tool set

•	Provide flexible and modular architecture to meet changing business needs

5) Reduce complexity:

•	Decommission redundant systems

•	Transition reporting and analysis

e-Business Solutions

We have a long and proven history of being a leading provider of comprehensive Web-based consulting services. As an early adopter of Web-based consulting, we amassed an impressive track-record in developing and implementing Web-based solutions. Our consultants have worked on some of the largest and most prestigious eCommerce applications in existence today.

Our Web development practice provides services at every stage of Web development, including business process assessment, software selection, implementation expertise and post-implementation support services. The practice offers some of the highest-skilled consultants available in North America. We offer a full range of certified Web professionals including engagement managers, project managers, data/technical architects, business analysts and technical developers. We have a proven track record and expertise in the following Web technologies:

1) Microsoft technologies (.Net , MS Web Services, IIS, MTS and others)

2) Java and related technologies including:

•	J2EE

•	IBM Websphere

•	WebLogic

•	Apache

•	Open Source software

•	XML-based technology

•	N-tier architecture applications

•	Web-enabling existing applications

We also provide recruitment and sourcing services to other staffing-industry clients through our RPO business segment. This service offering capitalizes on our low-cost offshore recruitment centers by providing staffing-industry clients a cost effective way of supplementing their existing recruiting capabilities. This segment is not a strategic focus, but represents a “by-product” opportunity created by our unique recruitment model. Revenues have been, and are expected to be in the future, less than one-percent of our consolidated total.

General Terms of Staffing Engagements

All of our contract staffing services are provided on a time and materials basis. Typically, we negotiate a master services agreement with a client that describes the framework of our relationship. In accordance with the master service agreement, a client will submit to us positions and / or requirements that they plan on satisfying by using temporary contractors. We propose consultants to the client that we believe satisfy their needs and propose an hourly bill rate for each consultant submitted. The client will select our consultant or a competing firm’s consultant based on their view of quality, fit and pricing. Contractual consultant specific details, such as billable rates, are documented as an annex to the master services agreement.

We typically do not enjoy exclusivity with respect to a client’s contractor needs. All of our clients use multiple suppliers to satisfy their requirements and ensure a competitive environment. Our success with any particular client is determined by: (1) the quality and fit of our consultant; (2) our ability to deliver a quality consultant on a timely basis; and (3) pricing considerations. We recognize revenue on contract staffing assignments as services are performed (hours worked multiplied by the negotiated hourly bill rate). We invoice our clients on a weekly, bi-weekly or monthly basis, in accordance with terms of the master service agreement. Typical credit terms require our invoices to be paid within 15 – 30 days from receipt by the client.

While our primary focus is on contract staffing services, we have provided permanent staffing services for our clients when opportunities arise. Permanent staffing revenues generally represent less than half of 1% of our total revenues. On a permanent staffing assignment, we recognize revenues upon the consultant achieving contractual employment requirements. Generally, our client agreement will specify a minimum employment timeframe for our fee to be considered earned and due (60 to 90 days is most typical).

Sales and Marketing

We focus our marketing efforts primarily on large businesses and institutions with significant IT budgets and recurring staffing and software development needs and on large system integrators with recurring needs for highly qualified technical computer personnel. We provided services to approximately 150 clients during the year ended December 31, 2007. Approximately 62% of our revenues for the year ended December 31, 2007 were generated from our top ten clients. Two clients, IBM and TEKSystems, represented more than 10% of 2007 and 2006 revenues (14.5% and 12.5%, respectively for 2007, and 14.2% and 12.8% for 2006). In 2005, IBM and Wachovia Bank each represented more than 10% of revenues. While we are continuously looking to expand our client base, much of our marketing efforts are focused on increasing business from our existing accounts.

Our marketing is conducted through account executives within two business channels (wholesale and retail channels). Much of our marketing efforts employ a cost-effective telesales model, supplemented with selective travel and client visits. Our consultants and their skill sets can be marketed within both business channels. There are numerous occasions where a consultant will end a project within one channel and immediately start a new project within the other channel. When a consultant is on “paid bench” (between projects) account executives from both business channels have the ability to market the consultant within their respective client base.

The wholesale channel consists of system integrators and other IT staffing firm customers with a need to supplement their abilities to attract highly-qualified temporary technical computer personnel. Revenues from this channel represented 52% of total revenues in 2007. Over the last several years, more of our revenues have come from the wholesale channel as a percentage of total revenues. By way of illustration, wholesale revenues represented 45% of total revenues in 2005. Most of our strategic relationships in this channel are established at the vice president / sales director level. Account executives generally are responsible for expanding existing client relationships. We supplement these marketing activities through our sales organization in India. Offshore account executives target smaller IT staffing clients within the wholesale channel. Generally, these account executives call (telesales) on potential new customers within an assigned territory.

Our retail channel focuses on customers that are end-users of staffing services. Revenues from our retail channel represented 48% of total revenues in 2007, of which 8 percent related to our brokerage operations business. During 2005, our retail channel accounted for 55% of total revenues. Account executives call on potential new customers and are also responsible for maintaining existing client contacts within assigned accounts and territories. Generally, account executives are paired with recruiters and both receive incentive-based compensation based on revenue generation activities. We also utilize technical resource managers, to ensure quality commitment to clients. Resource managers are available to assist account executives and recruiters in assessing candidate qualifications.

Within the retail channel, many end users of IT staffing services have retained a third party to provide vendor management services and to centralize the consultant hiring process. Under this arrangement, the third-party managed service provider (“MSP”) retains control of the vendor selection and vendor evaluation process, which acts to weaken the relationship built with client contacts. Our lower-cost centralized telesales model and highly efficient offshore recruiting model are perfectly aligned to the growing MSP market. MSP clients represented 22% of 2007 revenues compared to 19% of total revenues in 2005. Our belief, based on industry trends, is that a larger portion of our retail channel will consist of MSP clients going forward.

Recruiting

Mastech operates five Global Recruiting Centers of Excellence located in the United States, Asia and Europe that deliver a full range of recruiting and sourcing services. Our centers employ over 100 recruiters and sourcers, focused on recruiting U.S. based candidates to service a geographically diverse client base in the U.S. Our ability to respond to client requests faster than the competition is critical for success in our industry as most staffing firms access the same candidate pool via job boards and websites. Our unique recruiting engine, with investment in Six-Sigma sourcing and recruiting processes, expanding search coverage, round-the-clock sourcing, and frequent candidate contact, gives us the ability to deliver to our clients high quality candidates faster than the competition.

We have continued to invest in leading technologies and recruitment tools, in efforts to make our recruiting engine one of the most efficient in the industry. For example, “Job board spidering” tools, such as Data Frenzy, are employed to expand the reach of our candidate searches. We also employ a state-of-the art applicant tracking system, that has proprietary toolkits and job board / internet interfacing capabilities, which has resulted in further operational efficiencies.

Mastech has access to a large and differentiated recruiting pool due to its very strong brand recognition with both W-2 hourly U.S. citizens and H1-B visa professionals in the U.S. Unlike most staffing firms that have a high concentration of either H1-B workers or W-2 hourly U.S. citizens, we have a 50/50 composition of H1-B and W-2 hourly employees. As such, this balanced mix allows us to tap a broad candidate pool.

Our Strengths

We believe our strengths position us to outperform many of our industry peers. Our specific strengths include:

•	Established client base

Our client base consists of large companies that span across multiple industry verticals. Long-standing relationships with corporate clients, blue-chip IT integrators and MSPs are a core component of our future growth strategy. These strong relationships, coupled with our consistently low customer attrition rate, reflect our focus and commitment to our customers.

•	Operational excellence

In the staffing services business, operational excellence largely relates to a firm’s ability to effectively recruit high quality talent. Our offshore recruitment engine gives us the ability to respond to clients’ staffing needs in a quick and cost effective manner. Investments in Six-Sigma sourcing and recruiting processes and leading technologies and recruitment tools has resulted in a highly scalable offshore recruiting model, which has consistently delivered value to our clients.

•	Attractive financial profile

We have historically enjoyed higher operating margins than our industry peers due largely to our low cost telesales model and offshore recruiting capabilities. This business model allows us to quickly adjust cost structure to changes in our business environment. Our blue-chip client base has ensured high quality accounts receivable and a strong and predicable cash flow conversion metric. Mastech will be spun-off debt free. We also have a bank commitment for a $10 million credit facility.

•	Experienced management team

Our management team is the same team that managed the staffing business for iGATE before the separation. Business leaders at the senior management level and below were involved in creating and implementing our long-term strategy. Collectively, the members of our executive team have an average of eleven years with us.

•	Unique human resources model focused on employees

We employ a unique human resource management model, featuring portal technology as well as immigration support services for our consultant base, which is widely dispersed. This model enables us to maintain attrition rates that are well below industry averages. Our base of consultants have an average tenure of approximately four years.

•	Deep expertise in high-demand IT skills

We have substantial expertise in IT skills which are in high demand. These include: enterprise resource planning and customer resource management (ERP/CRM); service oriented architecture and Web Services; Business Intelligence and Data Warehousing; and Web Development. We also have the capacity to take advantage of the demand and growth in these sectors, as we are well positioned in terms of scale, technical capabilities, and client base. In addition, we have strategic relationships with industry leaders such as IBM and Oracle, who are among the leading providers of such services.

•	Deep industry expertise

Our focus on the financial services and healthcare industry sectors, which account for approximately 50% of our revenues, has enabled us to build deep industry expertise in those areas. We are an industry leader in terms of the level of experience and education of our consultant base. Further, we have developed customized solutions for vertical industries, such as our brokerage operations business, which offers solutions to broker-dealers, custodians, and asset managers, as well as regulatory compliance analysis.

Our Competitive Position

We serve a wide variety of customers in numerous industries in the U.S. We have approximately 700 full-time employees. Following the distribution, we expect to compete with other publicly traded staffing companies, such as Modis, Analyst International, Computer Task Group and TSR Inc. The technical staffing industry is highly competitive and fragmented and has low barriers to entry. We compete for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of technical staffing services and, to a lesser extent, temporary personnel agencies. Many of our competitors are significantly larger and have greater financial resources than we do. We believe that the principal competitive factors in obtaining and retaining clients are accurate assessment of clients’ requirements, timely assignment of technical employees with appropriate skills and the price of services. The principal competitive factors in attracting qualified technical personnel are compensation, availability, quality and variety of projects and schedule flexibility. We believe that many of the technical personnel included in our database may also be pursuing other employment opportunities. Therefore, our responsiveness to the needs of technical personnel is an important factor in our ability to fill projects. Although we believe we compete favorably with respect to these factors, we expect competition to increase and there can be no assurance that we will remain competitive.

Our Personnel

We employ technical personnel on both an hourly and salary basis. Most of our salaried employees are H1-B visa holders. We enjoy a strong reputation in the H1-B visa community, which allows us to tap a very broad candidate pool. Most of our hourly employees are U.S. citizens. On average, we maintain a 50/50 composition of salaried and hourly employees. We recruit technical personnel by posting jobs on the on the Internet, searching on-line job boards and social networking sites, publishing advertisements in local newspapers, attending job fairs on a periodic basis and networking with employees and former employees. We devote significant resources to recruiting technical personnel and have invested in leading technologies and recruitment tools. Candidates are generally interviewed by our recruiting personnel or by technical resource managers. Generally background checks are conducted using a third party organization. In some cases, instead of employing technical personnel directly, we use subcontractors who employ the technical personnel who are provided to our customers.

General Market Conditions

We believe the demand for IT staffing in the United States is highly correlated to economic conditions and overall employment trends and demand will increase with an improving economy; conversely, demand may contract during a constricting economy. After contraction in the IT staffing industry from late 2000 to 2002 caused by corporate overspending on IT initiatives during the late 1990s and subsequent poor economic conditions, the industry has expanded since the later half of 2003, growing by approximately 10% in 2005 and 9.5% in 2006 according to a 2007 report by Staffing Industry Analysts, Inc. (“SIA”), an independent, industry-recognized research group. In the 2007 report, SIA estimated 8% growth in 2007 IT staffing services. Forrester Research Inc., another independent, industry recognized research firm, forecasted a 3% growth in U.S. IT spending in 2008. Managed service providers (“MSP”) are expected to grow at a much faster pace.

SIA estimates North America IT temporary staffing revenue in 2006 to be approximately $19.0 billion. The IT staffing industry is fragmented and highly competitive. Based on SIA data for 2006, there were 34 staffing companies that had estimated annual IT temporary staffing revenue of $100 million or more. We believe the larger competitors in our industry may be better positioned to increase their respective market share due, in part, to the fact that many large companies increasingly source their IT staffing and service needs from a list of preferred service providers that meet specific criteria. The criteria typically include the service provider’s (i) geographic coverage relative to the client’s locations, (ii) size and market share, which is often measured by total revenues, (iii) proven ability to quickly fill client requests with qualified candidates, and (iv) pricing structure, including discounts and rebates. As a result, we believe that further consolidation of our industry will continue.

Real Estate

Information regarding the principal properties leased by us and our subsidiaries as of March 31, 2008 is set forth below:

Location	Principal Use	Approximate Square Footage
Pittsburgh, Pennsylvania	Corporate headquarters, management administration, human resources, sales and marketing	17,000

Chennai, India	Recruiters—Mastech	1,000

Lucknow, India	Recruiters—Mastech	600

Dallas, Texas	Sales—Mastech	5,400

Freemont, California	Sales—Mastech	1,500

Charlotte, North Carolina	Sales—Global Financial Services, Inc.	1,000

In addition to the properties listed above, we have virtual sales offices in many areas in which we have a significant client concentration. We believe that our facilities are suitable and adequate for our current business; however, we periodically review our space requirements and may acquire new space to meet the needs of our business.

Intellectual Property and Proprietary Processes

We rely upon a combination of nondisclosure and other contractual arrangements and trade secrets, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit the distribution of proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Generally, all software that we develop in connection with a client engagement is typically assigned to the client.

Effect of Current Government Regulations

We are subject to government regulation of immigration. See “Risk Factors.”

Legal Proceedings

In the ordinary course of our business, we are involved in a number of lawsuits and administrative proceedings. While uncertainties are inherent in the final outcome of these matters, management believes, after consultation with legal counsel, that the disposition of these proceedings should not have a material adverse effect on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Short-term investments are invested in highly liquid securities such as money market funds and certain corporate bonds with maturities of one year or less, and marketable equity securities. These securities are generally classified as available for sale and consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax.

Our cash flow and earnings are subject to fluctuations due to exchange rate variation. Foreign currency risk exists by nature of our global operations. We currently do not have any exchange rate hedges in place.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information as of                     , 2008 regarding individuals who are expected to serve as our directors and our executive officers following the distribution, including their anticipated positions with our company following the distribution. We expect that our Board of Directors following the distribution will be comprised of seven directors, at least a majority of whom will be considered independent under the independence requirements of the American Stock Exchange.

Mastech Holdings’ articles of incorporation provide that the Board of Directors be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. We expect that Class I directors will have an initial term expiring in 2009, Class II directors will have an initial term expiring in 2010 and Class III directors will have an initial term expiring in 2011.

Name	Principal Positions	Director Class
Sunil Wadhwani	Director, Co-Chairman

Ashok Trivedi	Director, Co-Chairman

Steven Shangold	Director, President and Chief Executive Officer

Gerhard Watzinger	Director

John Ausura	Director

Brenda Rhodes	Director

D. Kevin Horner	Director

Jack Cronin	Chief Financial Officer

Murali Balasubramanyam	Executive Vice President Recruiting and Human Resources

Ed Meindl	Vice President of Sales MSP & Strategic Alliances

Kevin Kutzavich	Vice President of Sales End Client & Integrators

Bill Gorman	Vice President Brokerage Operations Services

Ashok Trivedi, age 59, has served as Co-Chairman and President of iGATE Corporation from October 1996 until April 2008, when he resigned as President, but remains a director of iGATE and Co-Chairman of the iGATE Board. Mr. Trivedi also serves as the Chairman of the Board of iGATE Global Solutions Limited, a subsidiary of iGATE, and has held this position since July 2000. From 1988 through September 1996, Mr. Trivedi served as President of iGATE and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

Sunil Wadhwani, age 55, has served as Co-Chairman and Chief Executive Officer of iGATE Corporation from October 1996 until April 2008, when he resigned as Chief Executive Officer, but remains a director of iGATE and Co-Chairman of the iGATE Board. From 1986 through September 1996, Mr. Wadhwani served as Chairman of iGATE and held several other offices, including Vice President, Secretary and Treasurer. Mr. Wadhwani has a Bachelor’s degree from the Indian Institute of Technology and a Masters degree from Carnegie Mellon University.

Steven Shangold, age 47, has been President of iGATE Mastech Inc., previously named Mastech Emplifi Inc., since April 6, 2000. He has also been CEO of RPOworldwide, since May 2006. iGATE Mastech Inc. and RPOWorldwide are both wholly owned subsidiaries of iGATE Corporation. Mr. Shangold served as Senior Vice President—U.S. Client Services of Mastech from August 1998 to April 2000. From September 1995 to July 1998, he served as our Vice President of U.S. Sales and Marketing. From February 1992 to September 1995, he served as our Sales Director—Commercial Division. Mr. Shangold earned a Bachelor’s degree in Management from Syracuse University and a Bachelor’s degree in Advertising from the S.I. Newhouse School at Syracuse University.

John Ausura, age 55, is the Founder and currently Managing Director of Capital Resolution, Inc., a professional services firm which provides interim management and operations improvement assistance to companies in transition. Mr. Ausura assumed this role in 2003. Prior to Capital Resolution and between 2000 and 2003, Mr. Ausura was a Principal with XRoads Solutions Group, LLC, a national restructuring professional services firm. Prior to 2000, Mr. Ausura was a Senior Vice President with PNC Financial Services Group, Inc. in Pittsburgh, PA, where he was CFO of the Consumer Bank and CEO of PNC’s Credit Card Bank. Mr. Ausura completed his MBA at the Wharton School of the University of Pennsylvania and his BA from the University of Scranton.

Brenda Rhodes, age 55, is currently the CEO and Chairman of the Board of InTouch Corporation, a customer acquisition and retention services company serving the financial industries. Ms. Rhodes assumed this role in March 2008, upon the completion of a management buyout. In March of 1991, Ms. Rhodes founded and served as the CEO and Chairman of the Board of Hall Kinion and Associates (HAKI on NASDAQ), an information technology staffing company, until being acquired by Kforce Corporation in June 2004. From June 2004 until March 2008, Ms. Rhodes pursued avocational interests in creative arts. Ms. Rhodes completed the OPM program at Harvard University.

D. Kevin Horner, age 49, is presently Chief Information Officer of Alcoa Global Business Services. Mr. Horner assumed this role in 2006. From 2003 to 2005, Mr. Horner was Chief Information Officer of Alcoa North America. From 2000 to 2003, Mr. Horner was Director of Enterprise Global Solutions and Global Applications for Alcoa. From 1998 to 2000, Mr. Horner served as Chief Information Officer for Alcoa Europe. From 1981 to 1998, Mr. Horner held various management positions in business and information systems / information technology with Alcoa. Mr. Horner has a Bachelor’s degree in mathematics from Saint Francis College.

Jack Cronin, age 55, has functioned as Mastech’s Chief Financial Officer since 2002. Prior to joining iGATE Corporation in August of 1998, Mr. Cronin was the Chief Financial Officer at Industrial Ceramics, Inc. Mr. Cronin has an M.B.A. degree from the University of Pittsburgh and holds C.P.A. and C.M.A certifications.

Murali Balasubramanyam, age 53, has been Mastech’s Executive Vice President of HR and Recruiting since 2006. From 2000 to 2006, Mr. Balasubramanyam served as Vice President of HR and Recruiting. From 1998 to 2002, Mr. Balasubramanyam was the managing director of Mastech’s recruitment center in India. Upon joining Mastech in September 1994 through 1998, Mr. Balasubramanyam managed Mastech’s HR function in the U.S., before relocating to India until 2002. Mr. Balasubramanyam has a degree in Business Administration from the University of Madurai.

Ed Meindl, age 42, has been Vice President of Sales since 2004, and currently manages Mastech’s Managed Service Provider and Strategic Alliance sales channels. From 2000 to 2004, Mr. Meindl served as National Director of Mastech’s ERP Practice. Prior to joining Mastech in 1996, Mr. Meindl held business development positions with Algor, Inc. and Trinity Publications. Mr. Meindl holds a B.A. in Business and Marketing from West Virginia University.

Kevin Kutzavitch, age 35, has been Vice President of Sales since 2007, and currently manages Mastech’s End Client and Integrator sales channels. From 2005 to 2007, Mr. Kutzavitch served as Director of Sales of Mastech’s enterprise technology services division. Prior to joining Mastech in April 2000, Mr. Kutzavitch worked at a major Fortune 500 consulting firm as a managing principal. Mr. Kutzavitch holds a B.S. degree in Finance & Accounting from Duquesne University and will be completing his Masters Degree in Leadership and Information Technology Management at Duquesne University in June 2008.

Bill Gorman, age 55, has been Vice President of Mastech’s brokerage operations services division since 2002. Mr. Gorman joined the company in January 1999 as Director of Sales and Marketing. Mr. Gorman is a Veteran of the United States Navy and has over 25 years of experience in banking and brokerage securities operations.

Gerhard Watzinger, age 47, is presently Executive VP of Corporate Strategy and General Manager of the Data Protection Business of McAfee, Inc. Mr. Watzinger joined McAfee in November 2007 upon McAfee’s acquisition of SafeBoot, a global leader in data protection software, where Mr. Watzinger served as Chief Executive Officer from 2004 to 2007. From 2003 to 2004, Mr. Watzinger was the Chief Executive Officer of Mascot Systems, a subsidiary of iGATE focused on offshore IT operations. From 1998 to 2003, Mr. Watzinger served as Senior Vice President of iGATE’s staffing and solutions operations. Prior to joining iGATE, Mr. Watzinger held senior positions at APT, Pricewaterhouse Coopers and Cap Gemini. Mr. Watzinger has a B.S. Degree in Computer Science from the University of Munich

Corporate Governance and Committee Structure

The Board of Directors intends to adopt Corporate Governance Guidelines, board committee charters, and a Code of Business Conduct and Ethics for directors, officers and employees based substantially on the same documents and framework as in effect for iGATE. Copies of the corporate governance documents will be posted on our website.

Mastech Holdings’ Board of Directors will have three standing Committees, subject to approval of its Board of Directors:

Audit Committee

All members of this Committee will be independent directors under the criteria adopted by the Board of Directors and under the definition in the American Stock Exchange listing standards and the SEC’s rules. The Committee will include an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee’s duties shall include selecting the firm of independent accountants to audit our financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged therefor, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the Committee’s activities to the full Board.

Compensation Committee

All members of this Committee will be “independent directors” under applicable American Stock Exchange listing standards, “outside directors” as defined in section 162(m) of the Internal Revenue Code and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters.

Nominating and Corporate Governance Committee

All members of this Committee will be independent directors under applicable American Stock Exchange listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders.

To recommend a prospective nominee for the Nomination and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to our Secretary in writing to the following address: Mastech Holdings, Inc., Attn: Corporate Secretary, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275. Mastech Holdings’ articles of incorporation address the proper submission of a person to be nominated and sets forth the proper form for a notice of nomination. The Committee will consider and evaluate candidates submitted by shareholders in accordance with the procedures set forth in the Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines the same as if such candidates were submitted by the Board of Directors. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. This assessment will include consideration of background, skill needs, diversity, personal characteristics and business experience.

Corporate Governance Guidelines

The Board of Directors will adopt a set of Corporate Governance Guidelines (the “Guidelines”), and the Nominating and Corporate Governance Committee will be responsible for overseeing the Guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Guidelines will be posted on our web site at www.mastech.com. This web site also includes our Code of Conduct Policy, which will also be adopted by the Board of Directors. The Code of Conduct Policy is our code-of-ethics document for all employees, executive officers and independent directors with regard to their company-related activities.

EXECUTIVE COMPENSATION

Mastech Holdings did not exist as a separate publicly traded company prior to the distribution. Therefore, the compensation for the officers reflected herein was not determined by Mastech Holdings’ Compensation Committee. Accordingly, the Compensation Discussion and Analysis describes the compensation philosophy applied by iGATE to its named executive officers with respect to the fiscal year ended December 31, 2007, and the ways in which we anticipate that our compensation philosophy will be similar or differ after we become a separate public company. As we anticipate that our programs will initially be similar to those applicable to executives of iGATE, we do not anticipate that there will be many differences immediately following the distribution. The Boards of Directors of both iGATE and Mastech Holdings are expected to review the effect of the distribution on all elements of compensation during fiscal years 2008 and 2009 and make appropriate adjustments.

Compensation Discussion and Analysis

Compensation Philosophy

Historically, iGATE’s Compensation Committee has adopted a compensation philosophy with respect to its named executive officers that is intended to align compensation with iGATE’s overall business strategy. Initially following the distribution, Mastech Holdings expects to have a substantially similar philosophy. The philosophy guiding the executive compensation program is designed to link executive compensation to shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals are:

•	To compensate executive employees in a manner that aligns the employees’ interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by iGATE’s Compensation Committee with respect to executive compensation has been to provide a comprehensive compensation package using a combination of base salary, bonus, stock-based awards and perquisites that will allow executives to potentially earn compensation amounts in excess of competitive industry compensation provided that certain subjective and objective performance goals are achieved. Each named executive officer is eligible for a discretionary performance-based annual bonus. iGATE has historically chosen to include performance-based annual bonuses as a material element in its compensation plan. The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. Historically, iGATE’s Compensation Committee determined bonus payments on an annual basis and such bonus payments were fully earned each year.

In 2007, our named executive officers were eligible for annual bonuses that included performance targets related to billable headcount growth, operating profits, cash flows, revenue and new consultant starts. As a group, if these financial performance targets were achieved, bonus payouts would have totaled $629,000 (“At-Goal Payout”). If performance targets were exceeded, the At-Goal Payout will have increased proportionately. Based on actual 2007 results, payouts under the 2007 Plan for named executive officers averaged 63% of the At-Goal Payout amount. See “Annual Non-Equity Performance Bonuses” for further discussion of these bonuses.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, a company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year, paid to any named executive officer, except to the extent such excess constitutes performance-based compensation. The iGATE Compensation Committee’s policy has been to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of iGATE and its shareholders. iGATE’s long term incentive plans have been structured so that stock options and performance-based awards granted under the plans qualify as “performance-based compensation” and are exempt from the limitations on deduction. However, base salaries, bonuses and non-performance-based awards under the plan do not qualify as “performance-based” compensation for purposes of Section 162(m) because the Compensation Committee retains discretion with respect to the amount and structure of these payments. Upon setting up a Compensation Committee, Mastech Holdings expects to review the structure of its executive agreements to similarly avoid Section 162(m) limitations on deduction.

Compensation Committee Roles and Responsibilities

The iGATE Compensation Committee has historically been responsible for reviewing and approving matters involving the compensation of directors and named executive officers, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving iGATE’s Amended and Restated Stock Incentive Plan. It is the responsibility of the committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The committee is composed entirely of independent directors. We anticipate that the Mastech Holdings Compensation Committee will have similar roles and responsibilities.

Key Elements of and Factors Affecting Compensation

We have entered into employment agreements with each of our named executive officers, which establish minimum levels of compensation. These employment contracts cover the key elements of our executive compensation package and provide for severance and termination benefits. These employment agreements and our policies with respect to each of the key elements of our executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee will also consider and review the full compensation package afforded to named executive officers, including insurance and other benefits. The Compensation Committee will also review all contracts and performance based goals and objectives.

Employment Agreements

iGATE’s historical practice is to enter into employment agreements with its named executive officers. Mr. Shangold is one of iGATE’s named executive officers and the details of his employment agreement are discussed below. Other non-named executive officers of iGATE and its subsidiaries generally have employment agreements which are limited to six months of severance based upon annual base salary and a continuation of employee benefits during the severance period. Equity awards are not discussed in these agreements, and no commitment is made to annual bonus amounts. Equity and non-equity awards are reviewed by iGATE’s Compensation Committee on an annual basis with consideration to market conditions, company performance and retention objectives.

iGATE currently has employment agreements with Mr. Shangold and Mr. Cronin. Mastech currently has employment agreements in place with Messrs. Meindl, Balasubamanyam, Kutzavitch and Gorman. These employment agreements provide for an annual salary, a target cash bonus based on performance, and the standard benefits available to all employees of Mastech, including health, dental, vision, and life insurance plans. The terms of the Mastech agreements and of Mr. Cronin’s agreement were initially established by Mr. Shangold, as chief executive officer of iGATE Mastech, Inc. and approved by Messrs. Wadhwani and Trivedi, as Co-Chairmen of the iGATE Board of Directors, and the compensation under such agreements has been adjusted annually in accordance with Mr. Shangold’s recommendations as approved by Messrs. Wadhwani and Trivedi. The factors and process used in determining the salary levels for Mastech’s executives (excluding Mr. Shangold), have included the periodic purchase and use (for advisory purposes, but not to establish specific benchmarks) of an IT Staffing Industry Bench Marking Study on Executive Compensation by Specifics Inc., as well as verbal input Mr. Shangold has received at the NACCB (National Association of Computer Consultant Businesses) Large Firm Forum Roundtable Discussion (via Peer Firms), at the NACCB’s Annual Conference. The Mastech

agreements will remain in effect following the separation and the iGATE agreements will be terminated and replaced with similar Mastech agreements. After the distribution, these agreements will be reviewed by our Compensation Committee.

Steven Shangold

Mr. Shangold is party to an employment agreement with Mastech dated as of November 22, 2000 and amended a first time effective September 30, 2001 (the “Shangold Agreement”), and a second time effective October 1, 2004 which supersedes Mr. Shangold’s prior employment agreements with Mastech and iGATE. The Shangold Agreement is in effect on a year-to-year basis until terminated by Mastech or Mr. Shangold. The Shangold Agreement provides for a base salary of $250,000 and the right to receive an annual bonus of $250,000 paid in quarterly installments on a prorated basis based upon the achievement of agreed upon goals. In 2006, these goals related to meeting internally established revenue growth goals, gross margin and operating income goals, and cash flow targets. The second amendment to the Shangold Agreement provided for the issuance of an additional 120,000 non-qualified stock options as of October 1, 2004 at an exercise price of $3.68 and the grant of 80,000 restricted shares of iGATE at $0 value; with the 120,000 non-qualified stock options vesting in 12 equal quarterly installments beginning October 1, 2005, and the restricted shares fully vested as of September 30, 2007. Upon the termination of Mr. Shangold for cause, Mastech may immediately cease payment of any further wages, benefits or other compensation other than salary and benefits (excluding options) earned through the date of termination. If Mr. Shangold’s employment is terminated without cause or by reason of his death, disability or voluntary resignation for good reason, Mr. Shangold shall be entitled to receive certain COBRA benefits and severance payments. The amount of such severance payments will be $150,000 payable over 12 months. All of his restricted stock and stock options will continue to vest during this 12 month severance period. The Shangold Agreement contains customary nondisclosure provisions and includes noncompetition and nonsolicitation covenants to be honored during the term of the agreement and for one year after the termination of Mr. Shangold’s employment for any reason.

Jack Cronin

Mr. Cronin is party to an employment agreement initially with Emplifi, Inc. (a predecessor entity of Mastech), entered into on October 22, 2001 and amended and restated in 2005 to provide substantially similar terms and make iGATE a party to the employment agreement (the “Cronin Agreement”). The Cronin Agreement provides for a year-to-year term and an initial base salary of $3,461.54 payable bi-weekly. Upon the termination of Mr. Cronin’s employment for cause, we may immediately cease payment under the Cronin Agreement. If Mr. Cronin’s employment is terminated without cause, Mr. Cronin shall be entitled to receive six months’ severance at his last base salary, and shall be entitled to continue in our health, dental, vision and life insurance plans at the same benefit level for six (6) months.

Ed Meindl

Mr. Meindl is party to an employment agreement with iGATE Mastech, Inc. (a predecessor entity of Mastech), entered into on January 3, 2006 (the “Meindl Agreement”). The Meindl Agreement provides for a year-to-year term and an initial base salary of $155,000. Upon the termination of Mr. Meindl’s employment for cause, we may immediately cease payment under the Meindl Agreement. If Mr. Meindl’s employment is terminated without cause, Mr. Meindl shall be entitled to receive six months’ severance at his last base salary, and shall be entitled to continue in our health, dental, vision and life insurance plans at the same benefit level for six months.

Murali Balasubamanyam

Mr. Balasubamanyam is party to an employment agreement with Emplifi, Inc. (a predecessor entity of Mastech), entered into on October 11, 2001 (the “Balasubamanyam Agreement”). The Balasubamanyam Agreement provides for a year-to-year term and an initial base salary of $5,192.30 payable bi-weekly. Upon the termination of Mr. Balasubamanyam’s agreement for cause, we may immediately cease payment under the Balasubamanyam Agreement. If Mr. Balasubamanyam’s employment is terminated without cause, Mr. Balasubamanyam shall be entitled to receive six (6) months’ severance at his last base salary, and shall be entitled to continue in our health, dental, vision and life insurance plans at the same benefit level for six (6) months.

Kevin Kutzavitch

Mr. Kutzavitch is party to an employment agreement with iGATE Mastech, Inc. (a predecessor entity of Mastech), entered into on March 16, 2007 (the “Kutzavitch Agreement”). The Kutzavitch Agreement provides for a year-to-year term and an initial base salary of $130,000. Upon the termination of Mr. Kutzavitch’s agreement for cause, we may immediately cease payment under the Kutzavitch Agreement. If Mr. Kutzavitch’s employment is terminated without cause, Mr. Kutzavitch shall be entitled to receive six months’ severance at his last base salary, and shall be entitled to continue in our health, dental, vision and life insurance plans at the same benefit level for six months. Pursuant to the Kutzavich Agreement, Mr. Kutzavich was granted 50,000 iGATE stock options on March 30, 2007, with 20,000 options vesting as of April 1, 2008, and 10,000 options vesting on each of April 1, 2009, 2010 and 2011.

Bill Gorman

Mr. Gorman is party to an employment agreement entered into on April 12, 1999 with Mastech Corporation (a predecessor entity of Mastech) (the “Gorman Agreement”). The Gorman Agreement provides for a base salary to be negotiated between Mastech and Mr. Gorman, and provides for nine (9) weeks of salary as a severance payment.

Change in Control / Severance

Upon a termination without cause, Messrs. Cronin, Meindl, Balasubamanyam and Kutzavitch are entitled to a lump sum payment equal to six months at their current base salary, and shall be entitled to continue in all benefit plans. Upon a termination for cause, Mastech’s obligations under each employment agreement terminate. The severance terms of these executives’ agreements were established by the CEO of Mastech and approved by the Co-Chairmen of the iGATE board of directors.

Annual Non-Equity Performance Bonuses

Cash bonuses are paid based on a combination of the following:

•	Overall annual financial objectives for the year;

•	Profit Center goals for individual managers; and

•	Specific financial and non-financial objectives specific to each individual.

Annual Corporate Financial Objectives for Mastech

For fiscal year 2007, the annual corporate financial objectives were limited to IT staffing operations as disclosed below:

•	$105.5 million in total revenue;

•	950 placements;

•	$10.05 million in operating profit; and

•	$9.4 million in cash flow.

For 2007, if we achieved the annual corporate financial goals described above, individuals compensated under these objectives would be paid 100% of the bonus amount attributable to those criteria. In the event the 2007 goals were either exceeded or not fully met, a prorated portion of the 100% goal amount will be paid using the following methodology: for each one percent increase or decrease from the goal amount, the bonus payout would increase or decrease by one percent.

As of June 2007, we amended the bonus criteria to provide that bonus payment of all corporate financial criteria during the second half of 2007 (up to a maximum of 50% of overall bonus) would be subject to meeting a billable consultant headcount growth goal of 35 consultants during the second half of 2007.

If billable consultant headcount growth during the last six months of 2007 was zero or negative, up to 50% of the bonus payment related to corporate financial criteria would not be made. If billable consultant headcount growth was 35 or greater, the bonus payment would be fully paid in accordance with the financial criteria set forth above. If billable consultant headcount growth was positive, but less than the 35 consultant goal, the bonus payment subject to this condition would be paid on a prorated basis.

For fiscal year 2008, the annual financial objectives were based on Mastech consolidated operations as disclosed below:

•	$5.4 million in total revenue growth;

•	20.9% gross margin percentage; and

•	$7.9 million of operating profit.

Goals for Individual Managers

Another component of the cash bonuses are Profit Center goals for individual managers, as set forth below.

For 2007, the profit center objectives primarily consisted of a combination of profit center revenue, billable headcount growth / placements, profit center gross profit dollars, and other criteria as delineated in individual agreements. Each criterion had an assigned weight depending on the specific profit center involved. If 2007 goals were either exceeded or not fully met, a prorated portion of the 100% goal amount was paid unless noted otherwise.

For 2008, the profit center objectives will consist primarily of a combination of profit center gross margin percentage, billable consultant headcount growth /placements, profit center gross profit dollars, and other criteria as delineated in individual agreements. Each criterion will have an assigned weight depending on the specific profit center involved (also disclosed in the individual-specific schedules enclosed). In the event the 2008 goals are either exceeded or not fully met, a prorated portion of the 100% goal amount will be paid unless noted otherwise.

Other Financial Quantitative Responsibilities

For 2008, our named executives that do not have direct responsibilities for profits and losses may have financial / quantitative objectives other than those mentioned above. Payouts for results above or below these individual specific objectives will be based on straight proration methodology, unless indicated otherwise in the individual-specific schedules enclosed herein. Non-financial objectives are individual-specific and historically have been set by immediate supervisors. Following the distribution, we expect that any non-financial objectives will be established by senior management and reviewed by the Compensation Committee. These responsibilities and the payouts thereunder with respect to our named executive officers are set forth below.

Individual Named Executive Officer Performance for 2007

Mr. Shangold

Bonus Target: $263,750 at 100% of Goal.

Individual Goals: RPO Revenues (new initiative)

Goal	Weight	% of Goal Reached	Total Bonus Payout Earned*
Total Revenue $105,500,000	20%	91.5%	$49,480
Placements: 950	15%	79.2%	31,895
Operating Profit $10,050,000	35%	76.8%	78,209
Cash Flow $9,400,000	12%	109.5%	34,277
RPO Revenue: $1,655,000	18%	60.8%	28,858

*	Mr. Shangold’s bonus payout was adjusted downward by $56,442 pursuant to the June 2007 amendment. His total bonus payout for 2007 was $166,277.

Mr. Cronin

Bonus Target: $42,000 at 100% of Goal.

Individual Goals: RPO Gross Margin % (new initiative)

Goal	Weight	% Goal Reached	Total Bonus Payout Earned*
Total Revenue $105,500,000	15%	91.5%	$5,909
Operating Profit $10,050,000	35%	76.8%	12,454
Cash Flow $9,400,000	30%	109.5%	13,798
RPO—Gross Margin %: 40%	20%	31.8%	2,667

*	Mr. Cronin’s bonus payout was adjusted downward by $8,527 pursuant to the June 2007 amendment. His total bonus payout for 2007 was $26,301.

Mr. Meindl

Bonus Target: $105,000 at 100% of Goal

Individual Goals: Profit Center: DSO’s; Revenue; Placements; Gross Margin Dollars

Goal	Weight	% Goal Reached	Total Bonus Payout Earned*
Total Revenue $105,500,000	10%	91.5%	9,940
Placements: 950	10%	79.2%	8,404
Operating Profit $10,050,000	15%	76.8%	13,911
Profit Center DSO’s: 51 days	5%	72.5%	3,806
Profit Center Revenue: $54,460,000	20%	90.7%	19,053
Profit Center Placements: 502	20%	93.6%	19,649
Profit Center Gross Margin: $12,260,000	20%	85.1%	17,868

*	Mr. Meindl’s bonus payout was adjusted downward by $15,007 pursuant to the June 2007 amendment. His total bonus payout for 2007 was $77,624.

Mr. Balasubramanyam

Bonus Target: $117,000 at 100% of Goal

Individual Goals: RPO Revenue; RPO Gross Margin %; Hiring of an RPO Delivery Head (new initiative)

Goal	Weight	% Goal Reached	Total Bonus Payout Earned*
Placements: 950	25%	79.2%	23,582
Operating Profit $10,050,000	35%	76.8%	34,693
RPO Revenue: $1,655,000	10%	60.8%	7,112
RPO Gross Margin %: 40%	20%	31.8%	7,430
Hire RPO Delivery Head in 1Q 2007	10%	Achieved	11,700

*	Mr. Balasubramanyam’s bonus payout was adjusted downward by $22,753 pursuant to the June 2007 amendment. His total bonus payout for 2007 was $61,764.

Mr. Kutzavitch

Bonus Target: 92,400 for first quarter 2007, and $104,000 effective April 1 at 100% of Goal.

Individual Goals:

Goal	Weight	% Goal Reached	Total Bonus Payout Earned*
Total Revenue $105,500,000	10%	91.5%	9,476
Placements: 950	10%	79.2%	8,146
Operating Profit $10,050,000	10%	76.8%	8,542
Profit Center Gross Profit: $5,300,000	40%	93.3%	38,806
Profit Center Placements: 180	10%	94.4%	9,822
Profit Center Net Growth: 30 consultants	20%	10.0%	2,080

*	Mr. Kutzavitch’s bonus payout was adjusted downward by $12,866 pursuant to the June 2007 amendment. His total bonus payout for 2007 was $64,006.

Mastech Holdings, Inc. Stock Incentive Plan

We intend to adopt, subject to the approval of iGATE in its capacity as our sole stockholder, the Mastech Holdings, Inc. Stock Incentive Plan (the “Plan”). The purposes of the Plan will be (i) to advance the interests of Mastech by attracting and retaining high caliber employees and other key individuals, (ii) to align the interests of Mastech’s stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in Mastech’s growth and success and (iii) to motivate award recipients to act in the long-term best interests of Mastech and its stockholders.

Shares Available. 800,000 shares of our common stock may be subject to awards under the Plan (the “Plan Share Limit”), subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar event.

Eligibility. All employees of Mastech, its subsidiaries and their respective affiliates and other individuals who perform services for Mastech, a subsidiary of Mastech or any of our respective affiliates will be eligible to receive awards. Our compensation committee will have discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of an award.

Forms of Awards. Awards under the Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards, (iv) stock awards and (v) performance share awards.

Options are rights to purchase a specified number of shares of our common stock at a price fixed by our Compensation Committee. In the case of purchased stock options, a specified number of nonqualified stock options are offered for grant to selected participants in exchange for a purchase price that is payable at the time of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Compensation Committee will determine. Payment of the option price (sometimes called the exercise price or strike price) must be made in full at the time of exercise in such form as our Compensation Committee shall determine. Payment methods will include cash, the exchange of shares already owned, broker-cashless exercise, or a combination of cash and exchange of shares. Incentive stock options may not be granted to any person who is not an employee of Mastech or any parent or subsidiary, as defined in section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the Plan is approved by our Compensation Committee.

A SAR entitles the holder to receive, upon exercise, an amount equal to the positive difference between the fair market value of one share of common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of common stock with respect to which the SAR is exercised. The Compensation Committee will have the power to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, common stock (including restricted stock) or a combination of cash and common stock.

Restricted stock awards provide for a specified number of shares of common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by our Compensation Committee. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock.

Stock awards are shares of our common stock which are vested at the time of grant and are not subject to a restriction period or performance measures.

Performance share awards are awards whose final value, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our Compensation Committee. Performance measures that may be used include one or more of the following: the attainment by a share of common stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, Mastech, a subsidiary, or an affiliate, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, restricted stock units or a combination thereof, as specified by our Compensation Committee.

Termination of Employment. The effect of a participant’s termination of employment on his or her award depends on the reason for such termination. For stock options and SARs, unless otherwise specified in the agreement, termination of employment due to disability or retirement will result in the options already vested becoming exercisable for a period of one year from the date employment terminates or, if earlier, the date on which the option or SAR expires; termination of employment unless due to disability, retirement or for cause will result in the option or SAR being exercisable, to the extent vested on the date employment terminates, for a period of three months thereafter or, if earlier, the date on which the option or SAR expires; termination of employment for cause will result in the option or SAR ceasing to exist.

Maximum Award. To the extent necessary for an award to be qualified performance-based compensation under section 162(m) of the Internal Revenue Code, the maximum aggregate number of shares of common stock with respect to which stock options, SARs, restricted stock, restricted stock units, bonus stock awards or performance grants may be issued to any individual during a calendar year is 250,000 shares of common stock of Mastech.

Change in Control. As of the effective date of a change in control, each outstanding award under the Plan shall (a) be assumed by the acquiring company, (b) be replaced with a comparable award, (c) accelerate and become exercisable or be released from all restrictions, as applicable or (d) be cashed out.

Treatment of Stock Options and Restricted Stock Units

Following the distribution, each iGATE stock option held by a person who is or will be an employee of Mastech immediately after the separation will be treated as follows: all vested options will remain with iGATE, and optionees will have a period of twelve months following the distribution to exercise their iGATE stock options with options to purchase common stock of Mastech Holdings at the time of the distribution. All unvested iGATE options held by our employees will be substituted with options on Mastech Holdings common stock with the same term date, vesting schedule, and intrinsic value as exist on the distribution date. Vesting terms will not be accelerated.

All outstanding iGATE restricted stock units held by a person who is or will be an employee of Mastech will be cancelled following the distribution. There will be no compensation or severance paid to such employees in consideration of their cancellation. This treatment reflects the fact that these restricted stock units are conditioned upon the achievement of performance objectives established in August 2006. Given our financial performance over the last two years, it is extremely remote that such performance objectives will be achieved. Accordingly, the cancellation, without compensation, reflects the most likely economic disposition of such equity units.

Historical Compensation of Our Executive Officers

The following tables contain compensation information for our Chief Executive Officer, Chief Financial Officer and three of our other executive officers who, based on employment with iGATE, were the most highly compensated for the year ended December 31, 2007. All of the information included in this table reflects compensation earned by the individuals for services with iGATE. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by iGATE. Such amounts do not necessarily reflect the compensation such persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by iGATE and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Summary Compensation Table

The following table shows the historical compensation of our Chief Executive Officer and Chief Financial Officer as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) as of December 31, 2007. References throughout this proxy to our “named executive officers” refer to each of the individuals named in the table below.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compensation (3)	Total Compensation
Steven Shangold, Chief Executive Officer	2007 2006	$ $	261,778 250,000	$ $	234,821 253,000	$ $	96,166 36,825	$ $	129,858 86,569	$— $—	$ $	722,623 626,394

Jack Cronin, Chief Financial Officer	2007 2006	$ $	157,067 150,000	$ $	48,036 54,658	$ $	11,536 7,365	$ $	33,187 34,270	$— $—	$ $	249,826 246,293

Ed Meindl, VP Sales	2007 2006	$ $	162,540 152,404	$ $	88,737 73,359	$ $	17,482 8,768	$ $	40,002 42,266	$— $—	$ $	308,761 276,797

Murali Balasubramanyam, VP HR & Recruiting	2007 2006	$ $	162,540 154,135	$ $	103,392 95,054	$ $	34,958 17,536	$ $	31,900 31,528	$— $—	$ $	332,795 298,253

Kevin Kutzavitch, VP Sales	2007 2006	$ $	117,780 88,560	$ $	81,080 55,537	$ $	— —	$ $	87,300 28,585	$— $—	$ $	286,164 172,682

(1)	This column represents the dollar amount recognized for financial reporting purposes under SFAS 123(R) with respect to restricted stock awards granted in fiscal years prior to 2007. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 11 to iGATE’s financial statements for the fiscal year ended December 31, 2007 attached to iGATE’s Annual Report on Form 10-K for a complete description of assumptions used in calculating these amounts as well as total stock awards granted.
(2)	This column represents the dollar amount recognized for financial reporting purposes under SFAS 123(R) with respect to the fiscal 2007 stock option award granted to Mr. Kutzavitch as well as for stock options awarded in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on the award made to Mr. Kutzavitch in fiscal 2007. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 11 to iGATE’s financial statements for the fiscal year ended December 31, 2007 attached to iGATE’s Annual Report on Form 10-K for a complete description of assumptions used in calculating these amounts as well as total stock options granted.
(3)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because none of the named executive officers received perquisites or other personal benefits in excess of $10,000.

Grants of Plan-Based Awards

The following table shows the details concerning the grant of any equity-based compensation to each named executive officer during 2007 under iGATE’s compensatory plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Shangold	—	—	—	—	—	—	—	—	—	—	—
Jack Cronin	—	—	—	—	—	—	—	—	—	—	—
Ed Meindl	—	—	—	—	—	—	—	—	—	—	—
Murali Balasubramanyam	—	—	—	—	—	—	—	—	—	—	—
Kevin Kutzavitch	4/2/07	—	—	—	—	—	—	—	50,000	8.24	8.24

Outstanding Equity Awards at Year End

The following table shows the details concerning unexercised options, unvested stock and equity incentive plan awards awarded under iGATE’s compensatory plans outstanding as of December 31, 2007 for each named executive officer.

Name	Option Awards						Stock Awards
	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable (1)	Unexercisable
Steven Shangold	1998	50,000		—	$15.875	01/01/2008
	1998	90,000		—	$20.532	08/31/2008
	1999	11,664		—	$11.750	10/12/2009
	2001	23,414		—	$1.930	10/02/2011
	2004	30,000	90,000	—	$3.680	10/01/2014
							22,500	$190,575	78,750	$667,013

Jack Cronin	1998	4,000		—	$23.875	08/07/2008
	1999	100		—	$12.375	10/15/2009
	2000	2,000		—	$15.688	05/31/2010
	2001	15,915		—	$1.930	10/02/2011
	2003	10,000		—	$5.580	10/31/2013
	2004	40,625	9,375	—	$2.960	08/20/2014
									10,500	$88,935

Ed Meindl	1998	833		—	$18.907	05/29/2008
	1999	2,000		—	$13.000	03/31/2009
	1999	5,000		—	$11.750	10/12/2009
	2000	500		—	$28.063	01/20/2010
	2003	20,000		—	$5.580	10/31/2013
	2004	16,825	9,375	—	$2.960	08/20/2014
									12,500	$105,875

Kevin Kutzavitch	2003	1,250		—	$5.580	10/31/2013
	2005		20,000		$3.630	10/01/2015
	2007		50,000		$8.240	04/02/2017

Murali Balasubramanyam	2004	28,750	11,250	—	$2.960	08/20/2014
									25,000	$211,750

(1)	All outstanding options in this column have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date or the date that the option holder ceases to be an employee of the company (whether employment is terminated voluntarily or involuntarily for cause or otherwise). However, options will remain exercisable for a period of ninety (90) days following an employee’s termination.
(3)	The 22,500 shares of restricted stock granted to Mr. Shangold will vest August 2008.
(4)	All unearned shares of restricted stock granted to the above are scheduled to vest in August 2008, August 2009 and August 2010.

Potential Payments upon Termination or Change in Control

The following table shows the potential incremental payments and benefits which the named executive officers would be entitled to receive upon termination of employment under their respective agreements with iGATE.

Named Executive	Salary	Bonus	Stock	Options	Healthcare
Steven Shangold	$145,152	0	$857,588	$431,100	$8,517
Jack Cronin	$78,750	0	0	0	$4,400
Ed Meindl	$81,500	0	0	0	$4,400
Murali Balasubramanyam	$81,500	0	0	0	$4,400
Kevin Kutzavitch	$71,500	0	0	0	$4,400

Option Exercises and Stock Vested

The following table provides information concerning aggregate exercises of iGATE stock options and vesting of iGATE stock awards, including restricted stock, restricted stock units and similar instruments, during 2007 for each named executive officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Shangold	96,586	$637,084	—
Jack Cronin	29,085	$239,080	4,500	37,305
Ed Meindl	26,600	$148,326	6,250	51,813
Murali Balasubramanyam	39,855	$258,154	12,500	103,625
Kevin Kutzavitch	20,250	$60,745	—

Director Compensation

Non-employee directors will receive compensation from us for their services on the Board of Directors or committees. Employee directors will not receive compensation for their services as a director. We expect to compensate our non-employee directors as follows: an annual fee of $20,000 and grants of stock options in the amount of $[            ]. In addition, the chairperson of the audit committee will receive an additional cash retainer which is likely to be between $5,000 and $10,000. We also expect to adopt expense reimbursement and related policies for all directors customary for similar public companies. No director compensation will be paid prior to the separation.

Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the PBCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Article 10 of Mastech Holdings’ articles of incorporation provides that we will indemnify and hold harmless to the full extent permitted by law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of Mastech Holdings or otherwise (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of Mastech Holdings or is or was serving at the request of Mastech Holdings as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of Mastech Holdings, or in any other capacity on behalf of Mastech Holdings while such person is or was serving as a director or executive officer of Mastech Holdings, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by Mastech Holdings the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after our receipt of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of Mastech Holdings in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by Mastech Holdings.

Mastech Holdings’ articles of incorporation also provide, in accordance with Section 1713 of the PBCL, that a director of Mastech Holdings shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Subchapter B of Chapter 17 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Mastech Holdings does not apply to: (A) the responsibility or liability of a director pursuant to any criminal statute; or (B) the liability of a director for the payment of taxes pursuant to local, state or federal law.

We have entered into employment agreements with all of our named executive officers, which entitle such individuals to be indemnified in their capacities as directors and/or officers of Mastech Holdings to the full extent permitted by law. We have also purchased insurance insuring our directors and officers against certain liabilities that they might incur as directors or officers, including certain liabilities under the Securities Act of 1933, as amended.

RELATIONSHIPS BETWEEN MASTECH AND iGATE FOLLOWING THE DISTRIBUTION

The Distribution from iGATE

The distribution will be accomplished by iGATE distributing all of its shares of Mastech Holdings common stock to holders of iGATE common stock entitled to such distribution, as described in “The Distribution” section elsewhere in this information statement. Completion of the distribution will be subject to satisfaction or waiver by iGATE of the conditions to the separation and distribution, as described in “The Distribution—Distribution Conditions.”

Agreements with iGATE

Before our separation from iGATE, we will enter into a Separation and Distribution Agreement and several other agreements with iGATE to effect the separation and provide a framework for our relationships with iGATE after the separation. These agreements will govern the relationships between us and iGATE subsequent to the completion of the separation and provide for the allocation between us and iGATE of iGATE’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from iGATE. In addition to the Separation and Distribution Agreement (which contains many of the key provisions related to our separation from iGATE and the distribution of our shares of common stock to iGATE shareholders), these agreements include:

•	a Tax Sharing Agreement;

•	a Transition Services Agreement; and

•	an Employee Matters Agreement.

The principal agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Changes, some of which may be material, may be made prior to our separation from iGATE. No changes may be made after our separation from iGATE without our consent.

Conflicts of Interest

Because the distribution involves the separation of iGATE’s existing businesses into two independent groups of companies, we negotiated these agreements with iGATE while we were a wholly-owned subsidiary of iGATE. We believe our officers and officers of iGATE negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth our agreements with iGATE regarding the principal transactions necessary to separate us from iGATE. It will also set forth other agreements that govern certain aspects of our relationship with iGATE (including a prohibition on our usage of the word “iGATE” as part of our trade name) after the completion of the distribution. The parties intend to enter into the Separation and Distribution Agreement immediately before the distribution of our common shares to iGATE shareholders.

Transfer of Assets and Assumption of Liabilities.

The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and iGATE as part of the reorganization of iGATE, and will describe when and how these transfers, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) associated with the Professional Services business of iGATE will be retained by or transferred to us or one of our subsidiaries.

•

All other assets and liabilities (including whether accrued, contingent or otherwise) of iGATE will be retained by or transferred to iGATE or one of its subsidiaries (other than us or one of our subsidiaries).

•

Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of iGATE that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•

Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

•

Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

•

iGATE will assume or retain any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and this information statement), but only to the extent such liability derives from a material misstatement or omission contained in the portions of this information statement that relate to iGATE; Mastech Holdings will assume or retain any other liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and this information statement).

•

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, iGATE will be responsible for any costs or expenses incurred by us or iGATE in connection with the separation other than costs and expenses relating to legal counsel, financial advisors and accounting advisory work incurred after the separation.

The allocation of liabilities with respect to taxes is solely covered by the Tax Sharing Agreement. Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers or assumptions as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

The Distribution. The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, we will distribute to iGATE as a stock dividend the number of shares of Mastech Holdings common stock distributable in the distribution. iGATE will cause its agent to distribute to iGATE shareholders that hold shares of iGATE common stock as of the applicable record date all the issued and outstanding shares of Mastech Holdings common stock. iGATE will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The Separation and Distribution Agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by iGATE in its sole discretion.

Releases and Indemnification. Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of iGATE’s business with iGATE. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

•	the operation of each such party’s business, whether prior to or after the distribution; and

•	any breach by such party of the Separation and Distribution Agreement or ancillary agreement.

•	Indemnification with respect to taxes will be governed solely by the Tax Sharing Agreement.

Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance. Following the separation, we will be responsible for obtaining and maintaining our own insurance coverage and will no longer be an insured party under iGATE’s insurance policies, except in specified circumstances to be set forth in the Separation and Distribution Agreement.

Dispute Resolution. If a dispute arises with iGATE under the Separation and Distribution Agreement, the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation and Distribution Agreement, the dispute will be resolved through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, and access to and provision of records.

Transition Services Agreement

Prior to our separation from iGATE, we will enter into a Transition Services Agreement with iGATE to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, iGATE will agree to provide us with various services, including services relating to accounting, tax compliance, telecommunications services and information technology services.

Under the Transition Services Agreement, the cost of each transition service, for the most part, will be based on either a flat fee or an allocation of the incremental cost incurred by the company providing the service. We will pay a fee to iGATE for these services, which fee is generally intended to allow iGATE to recover all of its direct and indirect costs, generally without profit. However, there are certain pre-separation joint assets that have been retained by iGATE in accordance with the Separation and Distribution Agreement. The use of such assets in conjunction with services related to such assets will be permitted to Mastech for a limited time at no cost. The Transition Services Agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of iGATE into two companies.

All services to be provided under the Transition Services Agreement will be provided for a specified period of time as set forth below:

•	Coverage under iGATE Employee Benefit Plans: through December 31, 2008.

We will pay iGATE premiums for services and coverages under the plans in accordance with prior practices and internal costing rates. If the total cost of the plan exceeds the aggregate internal costing premiums, we will pay iGATE its pro rata portion of these unabsorbed premiums. Should the total cost of the plan be less that the aggregate internal costing premiums, iGATE will pay us its pro rata portion of these over-absorbed premiums. Effective January 1, 2009, all Mastech employees will convert to a Mastech sponsored benefits plan. Should for any reason iGATE continue to incur costs for Mastech employees after December 31, 2008, Mastech will reimburse iGATE for actual costs incurred.

•	Apportionment of PeopleSoft and Oracle Licenses and related prepaid support fees: we and iGATE intend to secure new PeopleSoft and Oracle arrangements by March 31, 2009.

iGATE’s incremental cost associated with the purchase of additional licenses prior to apportionment will be allocated between iGATE and us. This incremental charge to us, if any, will be invoiced by iGATE and paid prior to the distribution date. At that time, iGATE will invoice us for any prepaid Peoplesoft and Oracle support fees paid by iGATE that benefit future periods and pertain to the apportionment. Should the license apportionment not be completed for any reason, iGATE will charge us its incremental cost of providing Peoplesoft usage on an interim basis.

•	Access to desktop software: until 90 days after the distribution date. There will be no charge to us.

•	Telecommunications services: we will use iGATE’s current service agreement until its expiration, and reimburse iGATE for actual cost.

•	Sarbanes-Oxley compliance and financial reporting assistance: through the first anniversary of the distribution date. We will reimburse iGATE for the incremental costs of this service.

The parties’ abilities to terminate the above services in advance without penalty will be limited. After the expiration of the arrangements contained in the Transition Services Agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from iGATE. The majority of these services are third-party contracts for ordinary business services. However, if we cannot obtain new PeopleSoft and Oracle arrangements, we would be forced to rely on outdated and / or manual processes for matters such as billing, collection, and time entry, and reliance on such processes would materially impair our efficiency. We are developing a plan to increase our own internal capabilities in the future to eliminate our reliance on iGATE for these services. We will have the right to receive reasonable information with respect to the charges to us by iGATE and other service providers for transition services provided by them.

Employee Matters Agreements

Prior to our separation from iGATE, we will also enter into an Employee Matters Agreement with iGATE. The Employee Matters Agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States. The Employee Matters Agreement will also provide the manner in which outstanding iGATE stock options and restricted stock units will be treated in connection with the distribution.

Tax Sharing Agreement

Before our separation from iGATE, we will enter into a Tax Sharing Agreement that generally will govern iGATE’s and our respective rights, responsibilities and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of our stock to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code. Under the Tax Sharing Agreement, we generally will be liable for, and indemnify iGATE and its subsidiaries against, taxes incurred as a result of the distribution of Mastech Holdings common stock not qualifying as tax-free for U.S. federal income tax purposes where such taxes do not result from certain actions undertaken by iGATE, any of iGATE’s subsidiaries or any of iGATE’s shareholders after such distribution. We will also assume liability for and indemnify iGATE and its subsidiaries against taxes attributable to us, our subsidiaries or any of our assets or operations for all tax periods. iGATE generally will be liable for and indemnify us against taxes attributable to iGATE, its subsidiaries or any of its assets or operations for all tax periods other than taxes arising as a result of the distribution or related transactions that are described above as payable by us. In addition, to the extent certain taxes pertaining to a period prior to the separation are not specifically attributable to us or iGATE, both us and iGATE will be responsible for a share of such pre-separation taxes based upon our relative profits before taxes for the relevant period.

Directors of iGATE and Mastech Holdings

The following individuals will serve as directors of both iGATE and Mastech Holdings: Sunil Wadhwani and Ashok Trivedi.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding anticipated beneficial ownership of Mastech Holdings common stock as of                     , 2008 of: (i) each person known to own beneficially more than 5% of the outstanding shares of common stock; (ii) each named executive officer listed in the Summary Compensation Table; and (iii) all directors and named executive officers of Mastech as a group based on their ownership of iGATE common stock and their expected purchase of Mastech common stock following the separation. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percentage of Common Stock Outstanding
Sunil Wadhwani		28.5
Ashok Trivedi		28.5
Columbia Wanger Asset Management, L.P.		11.1
Steven Shangold		*
Jack Cronin		*
Ed Meindl		*
Murali Balasubramanyam		*
Kevin Kutzavitch		*

All directors and named executive officers as a group of 12 persons

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

In General

The following is a summary of the material U.S. federal income tax consequences of the distribution. This summary is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have retroactive effect. This summary assumes that the distribution will be consummated in accordance with the Separation and Distribution Agreement and as described in this information statement. This summary is for general information only and does not purport to be a complete description of all the federal income tax consequences associated with the distribution, nor does it address the effects of any state, local or foreign tax laws or U.S. tax laws other than the federal income tax laws. The tax treatment of an iGATE shareholder may vary depending upon that shareholder’s particular situation, and certain shareholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold stock in iGATE, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their iGATE stock as part of a “hedge,” “straddle,” “conversion,” or “constructive sale transaction,” individuals who received iGATE common stock upon the exercise of employee stock options or otherwise as compensation and non-U.S. shareholders) may be subject to special rules not discussed below. This summary assumes that the iGATE shareholders hold their iGATE common stock as capital assets within the meaning of Section 1221 of the Code.

Each shareholder is urged to consult its tax advisor as to the specific tax consequences of the distribution to that shareholder, including the effect of any state, local or foreign tax laws or U.S. tax laws other than the federal income tax laws, and of changes in applicable tax laws.

The distribution is conditioned upon iGATE’s receipt of an opinion from Reed Smith substantially to the effect that the distribution should qualify as a tax-free distribution within the meaning of Section 355(a) of the Code (which condition iGATE may waive in its sole discretion). Such opinion will be based on, among other things, certain assumptions and the accuracy of certain factual representations and statements that we and iGATE make to counsel, including representations addressing the adherence by iGATE and us to certain restrictions on our future actions.

If any of the representations or statements that we or iGATE make are, or become, inaccurate or incomplete, or if we or iGATE breach any covenants that we or they enter into with respect to our or their actions post-distribution, the distribution might not qualify as a tax-free transaction for U.S. federal income tax purposes. It is important to note that iGATE will not seek a ruling from the IRS as to the U.S. federal income tax treatment of the distribution and that the opinion of Reed Smith is not binding on the IRS or any court. Consequently, no assurance can be given that the IRS will not challenge the validity of the distribution as a tax-free distribution for U.S. federal income tax purposes or that any such challenge ultimately will not prevail.

Material U.S. Federal Income Tax Consequences Assuming the Distribution is Tax-Free

Assuming that the distribution qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, the following describes the material U.S. federal income tax consequences to us, iGATE and iGATE shareholders of the distribution:

•

neither we nor iGATE will recognize any income, gain, or loss solely as a result of the distribution of Mastech Holdings common stock and no amount will be includable in our income or that of iGATE as a result of the distribution other than taxable income or gain arising out of internal restructurings undertaken in connection with the separation and with respect to any “excess loan account” or “intercompany transaction” required to be taken into account by iGATE under Treasury regulations relating to combined federal income tax returns;

•

an iGATE shareholder will not recognize income, gain, or loss as a result of the receipt of Mastech Holdings common stock pursuant to the distribution, except with respect to any cash received in lieu of a fractional share of Mastech Holdings common stock;

•

an iGATE shareholder’s tax basis in such shareholder’s iGATE common stock and in Mastech Holdings common stock received in the distribution (including any fractional share of Mastech Holdings common stock for which cash is received) will equal such shareholder’s tax basis in its iGATE common stock immediately before the distribution, allocated between the iGATE common stock and Mastech Holdings common stock received in the distribution (including any fractional share of Mastech Holdings common stock for which cash is received) in proportion to their relative fair market values on the date of the distribution;

•

an iGATE shareholder’s holding period for Mastech Holdings common stock received in the distribution (including any fractional share interest of Mastech Holdings common stock for which cash is received) will include the period during which that shareholder’s iGATE common stock was held; and

•

an iGATE shareholder who receives cash in lieu of a fractional share of Mastech Holdings common stock in the distribution will be treated as having sold such fractional share for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the iGATE shareholder’s adjusted tax basis in the fractional share. That gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its iGATE common stock exceeds one year.

Current Treasury regulations require that if you are a holder of iGATE common stock who receives our common stock in the spin-off and, immediately prior to the spin-off own:

•	at least five percent of the total outstanding stock of iGATE; or

•	securities of iGATE with an aggregate tax basis of $1,000,000 or more

Then you must attach a statement relating to the spin-off to your federal income tax return for the year in which the spin-off occurs.

Material U.S. Federal Income Tax Consequences if the Distribution Were Taxable

Notwithstanding the receipt of an opinion of counsel, the IRS could assert successfully that the distribution was taxable and in such event the above consequences would not apply. Instead, both iGATE and holders of iGATE common stock who received shares of Mastech Holdings common stock in the distribution could be subject to tax, as described below. In addition, future events that may or may not be within iGATE’s or our control, including acquisitions of a significant portion of iGATE common stock or Mastech Holdings common stock, could cause the distribution not to qualify as tax-free to iGATE and/or holders of iGATE common stock. Depending on the circumstances, we may be required to indemnify iGATE for some or all of the taxes and losses resulting from the distribution if the distribution fails to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code. See “Relationships Between Mastech and iGATE Following the Distribution—Tax Sharing Agreement” for a more detailed discussion of our potential indemnity obligations.

If the distribution were to fail to qualify under Section 355 of the Code, then:

•

iGATE would recognize gain in an amount equal to the excess of the fair market value of Mastech Holdings common stock on the date of the distribution distributed to iGATE shareholders (including any fractional shares sold on behalf of shareholders) over iGATE’s adjusted tax basis in Mastech Holdings stock;

•	each iGATE shareholder who received Mastech Holdings common stock in the distribution would be treated as having received a taxable distribution in an amount equal to the fair market value of such stock (including any fractional shares sold on behalf of the shareholder) on the distribution date. That distribution would be taxable to the shareholder as a dividend to the extent of iGATE’s current and accumulated earnings and profits. Any amount that exceeded iGATE’s earnings and profits would be treated first as a non-taxable return of capital to the extent of the iGATE shareholder’s tax basis in its iGATE common stock (which amounts would reduce such shareholder’s tax basis in its iGATE common stock) with any remaining amounts being taxed as capital gain;

•	certain shareholders would be subject to additional special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends; and

•

a shareholder’s tax basis in Mastech Holdings common stock received generally would equal the fair market value of Mastech Holdings common stock on the distribution date, and the holding period for that stock would begin the day after the distribution date. The holding period for the shareholder’s iGATE common stock would not be affected by the fact that the distribution was taxable.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355(a) of the Code, it may be disqualified as tax-free to iGATE under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest by vote or value, in iGATE or us during the four-year period beginning on the date which is two years before the date of the distribution, as part of a plan or series of related transactions that includes the distribution. If such an acquisition of our stock or iGATE’s stock were to trigger the application of Section 355(e), iGATE would recognize taxable gain as described above, but the distribution would remain tax-free to each iGATE shareholder.

In connection with the distribution, we will enter into the Tax Sharing Agreement with iGATE pursuant to which we and iGATE will each agree to indemnify the other for certain liabilities and obligations following the distribution. Our indemnification obligations will include a covenant to indemnify iGATE for any taxes that it and its subsidiaries incur if the distribution of Mastech Holdings common stock by iGATE were to fail to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code and such failure is attributable to certain post-distribution actions taken by us or any of our subsidiaries or shareholders. In addition, even if we were not contractually required to indemnify iGATE for tax liabilities if the distribution, together with certain related transactions, were to fail to qualify as tax-free for U.S. federal income tax purposes, we nonetheless could be legally liable under applicable tax law for such liabilities if iGATE were to fail to pay them. See “Relationships Between Mastech and iGATE Following the Distribution—Tax Sharing Agreement” for a more detailed discussion of the Tax Sharing Agreement.

The foregoing is a summary of the material U.S. federal income tax consequences of the distribution under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of shareholders. Each iGATE shareholder should consult its tax advisor as to the particular tax consequences of the distribution to such shareholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, of which this information statement constitutes a part, with respect to Mastech Holdings common stock being received by iGATE shareholders in the separation. This information statement does not contain all of the information set forth in the registration statement. For further information with respect to our business and Mastech Holdings common stock being received by iGATE shareholders in the separation, please refer to the registration statement. While we have provided a summary of the material terms of certain agreements and other documents, the summary does not describe all of the details of the agreements and other documents. In each instance where a copy of an agreement or other document has been filed as an exhibit to the registration statement, please refer to the registration statement. Each statement in this information statement regarding an agreement or other document is qualified in all respects by such exhibit. You may read and copy all or any portion of the registration statement at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, such as iGATE, that file electronically with the SEC. Upon effectiveness of our registration statement on Form 10 of which this information statement forms a part, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website.

You also can find additional information about iGATE and Mastech at www.iGATEcorp.com and www.mastech.com, respectively. The information contained in those websites does not constitute a part of this information statement.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

You should rely only on the information contained in this information statement and other documents referred to in this information statement. Neither we nor iGATE has authorized anyone to provide you with information that is different. This information statement is being furnished by iGATE solely to provide information to iGATE shareholders who will receive Mastech Holdings common stock in the distribution. It is not, and it is not to be construed as, an inducement or encouragement to buy or sell any securities of iGATE or Mastech Holdings. We and iGATE believe that the information presented herein is accurate as of the date hereof. Changes will occur after the date of this information statement, and neither we nor iGATE will update the information except to the extent required in the normal course of our respective public disclosure practices and as required pursuant to the federal securities laws.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS

Mastech Group

We have audited the accompanying combined balance sheets of the Mastech Group as of December 31, 2007 and 2006, and the related combined statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Mastech Group at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Southfield, MI

June 4, 2008

MASTECH GROUP

COMBINED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,524	$5,378
Accounts receivable, net of allowance for uncollectible accounts of $331, and $331, respectively	8,885	12,533
Unbilled receivables	2,559	815
Employee advances	20	10
Prepaid and other current assets	174	313
Deferred income taxes	289	856

Total current assets	13,451	19,905

Investment in unconsolidated affiliates	62	—

Equipment, enterprise software, and leasehold improvements, at cost:
Equipment	1,280	1,181
Enterprise software	637	637
Leasehold improvements	488	475

	2,405	2,293
Less—accumulated depreciation	(1,980)	(1,674)

Net equipment, enterprise software, and leasehold improvements	425	619

Deferred income taxes	327	134

Total assets	$14,265	$20,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,873	$2,444
Accrued payroll and related costs	3,465	5,296
Other accrued liabilities	50	1,259
Deferred revenue	41	30

Total current liabilities	6,429	9,029

Commitments and Contingencies (See Notes 4 and 5)	—	—

Total liabilities	6,429	9,029

Shareholders’ equity:
Common stock	180	180
Additional paid-in capital	—	—
Accumulated retained earnings	7,656	11,449

Total shareholders’ equity	7,836	11,629

Total liabilities and shareholders’ equity	$14,265	$20,658

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year Ended December 31,
	2007	2006	2005
Revenues	$104,693	$111,416	$107,105
Cost of revenues	82,618	86,062	84,380

Gross margin	22,075	25,354	22,725
Selling, general and administrative expenses	16,016	17,824	15,481

Income from operations	6,059	7,530	7,244
Interest income	82	82	48
Interest (expense)	—	(11)	(85)
Other income (expense), net	—	1	—

Income before income taxes	6,141	7,602	7,207
Income tax expense	701	662	1,425

Net income	$5,440	$6,940	$5,782

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock	Paid-in Capital	Accumulated Retained Earnings	Deferred Compensation	Total Shareholders’ Equity	Comprehensive Income
Balances, December 31, 2004	$180	$—	$22,640	$(258)	$22,562

(Transfers) to Parent	—	—	(16,513)	—	(16,513)
Amortization of deferred compensation	—	—	—	148	148
Comprehensive income:
Net income	—	—	5,782	—	5,782	$5,782

Balances, December 31, 2005	$180	$—	$11,909	$(110)	$11,979	$5,782

(Transfers) to Parent	—	—	(7,400)	—	(7,400)
Amortization of deferred compensation	—	—	—	110	110
Comprehensive income:
Net income	—	—	6,940	—	6,940	$6,940

Balances, December 31, 2006	$180	$—	$11,449	$—	$11,629	$6,940

(Transfers) to Parent	—	—	(9,233)	—	(9,233)
Comprehensive income:
Net income	—	—	5,440	—	5,440	$5,440

Balances, December 31, 2007	$180	$—	$7,656	$—	$7,836	$5,440

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,440	$6,940	$5,782
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	320	251	160
Deferred compensation expense	—	110	148
Deferred income taxes, net	(193)	(152)	24
Working capital items:
Accounts receivable and unbilled receivables	1,904	1,351	10,716
Employee advances	(10)	6	31
Prepaid and other current assets	705	(17)	1,011
Accounts payable	429	11	(1,116)
Accrued payroll and related costs	(1,831)	(909)	(790)
Other accrued liabilities	(1,208)	1,092	(386)
Deferred revenue	11	(54)	35

Net cash flows provided by operating activities	5,567	8,629	15,615

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to equipment, software and leasehold improvements, net	(126)	(303)	(502)
Investments in unconsolidated affiliates	(62)	—	—

Net cash flows (used in) investing activities	(188)	(303)	(502)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers to Parent	(9,233)	(7,400)	(16,513)

Net cash flows (used in) financing activities	(9,233)	(7,400)	(16,513)

Net change in cash and cash equivalents	(3,854)	926	(1,400)
Cash and cash equivalents, beginning of year	5,378	4,452	5,852

Cash and cash equivalents, end of year	$1,524	$5,378	$4,452

SUPPLEMENTAL DISCLOSURE:
Cash payments for income taxes	$1,075	$521	$452

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007, 2006 AND 2005

1. Summary of Significant Accounting Policies

(a) Nature of Business

The Mastech Group (the “Company”) currently functions as iGATE Corporation’s (“iGATE” or the “Parent”) Professional Services business segment. The Professional Services segment provides a variety of client-managed IT staffing services, including design, development and maintenance of custom applications as well as implementation, integration and support of ERP and CRM software packages. The segment also provides operational staffing services to the brokerage industry and, on a limited basis, markets its offshore recruitment capabilities to other staffing organizations.

On February 26, 2008, the Parent’s Board of Directors approved the divestiture of the Professional Services segment, either through a tax-free spin-off to the current shareholders of iGATE Corporation, or through a sale transaction. These combined financial statements have been prepared as part of that endeavor.

(b) Principles of Combination

The Combined Financial Statements include the accounts of Mastech, Inc. (“Mastech”), Global Financial Services of Nevada (“GFS”), RPO Worldwide, Inc. (“RPO”), and Mastech Trademark Systems, Inc (“Trademark”). All material intercompany transactions and balances among these entities have been eliminated in combination.

The Combined Statements of Operations and Cash Flows include certain parent expense allocations related to iGATE’s general and administrative expenses incurred during the period. The methodology used by iGATE to determine such expense allocations was based on expenses deemed to be avoidable in the event an operating segment was divested. Those avoidable expenses were allocated to each operating segment proportional to segment revenues.

The Company accounts for investments in businesses in which it owns between 20% and 50% of equity (or otherwise acquires management influence) using the equity method as prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Investments in which the Company acquires less than a 20% interest, or in which the Company does not acquire management influence, are accounted for using the cost method of accounting.

(c) Uses of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash and cash equivalents are defined as cash and highly liquid investments with maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates market value.

(e) Accounts Receivable and Unbilled Receivables

The Company extends credit to clients based upon management’s assessment of their creditworthiness. A substantial portion of the Company’s revenues (and the resulting accounts receivable) are from Fortune 1000 companies, major systems integrators and other staffing organizations.

Unbilled receivables represent amounts recognized as revenues for the periods presented based on services performed in accordance with the terms of client contracts that will be invoiced in subsequent periods.

(f) Allowance for Uncollectible Accounts

Accounts receivables are reviewed periodically to determine the probability of loss. The allowance for uncollectible accounts is determined using the combination of the specific identification method for balances deemed uncollectible, as well as judgments made by the Company based upon historical and expected charge-off experience.

(g) Employee Advances

In unique situations, employees can be advanced up to $3,000 at the discretion of the Company. Normally, advances are based upon financial need at date of hire. Advances are generally deducted from the employee’s salary over a short period of time until paid in full.

(h) Land, Building, Equipment and Leasehold Improvements

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives. Upon disposal, assets and related accumulated depreciation are removed from the Company’s accounts and the resulting gains and losses are reflected in loss from operations in the Combined Statements of Operations. Repairs and maintenance are charged to expense as incurred. Improvement and betterments that extend the useful life of an asset are capitalized.

The estimated useful lives of depreciable assets are as follows:

Laptop Computers	18 months
Equipment & Enterprise Software	3–5 years
Leasehold Improvements	Shorter of the life of the improvement or lease term ranging from 3 to 10 years

Depreciation and amortization expense related to fixed assets amounted to $320,000 in 2007, $251,000 in 2006 and $160,000 in 2005.

The Company assesses the carrying value of its long-lived assets, including land, building, equipment and leasehold improvement whenever economic events or changes in circumstances indicate that the carrying values of the assets may not be recoverable. Long-lived assets are considered to be impaired when the sum of the undiscounted expected future net operating cash flows is less than the carrying values of the related assets.

(i) Income Taxes

The Company’s federal tax return is filed as part of the Parent’s Consolidated U.S. tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. The Company evaluates its deferred tax assets and records a valuation allowance where appropriate.

(j) Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that fair value:

Cash and cash equivalents—The carrying amount approximates market value.

Accounts receivable—The carrying amount approximates market.

Accounts payable—The carrying amount approximates market.

(k) Stock-Based Employee Compensation

Certain employees of the Company participate in iGATE’s Stock-Based Employee Compensation Plan. Accordingly, the Company recognizes compensation expense for all stock-based awards to its employees, using a fair value approach as prescribed in SFAS No. 123(R), Share Based Payments. The impact is more fully described in Note 7 (“Stock Based Compensation”).

(l) Revenue Recognition

The Company recognizes revenue on time-and-materials contracts as the services are performed. Revenue is earned when the Company’s consultants are working on projects. Revenue recognition is negatively impacted by national holidays and consultant vacation and sick days.

In certain situations related to client direct hire transactions, where the Company’s fee is contingent upon the resources’ continued employment with the client, revenue recognition is deferred until the employment requirements are satisfied.

(m) Software Implementation Costs

The Company accounts for costs incurred for its own information systems upgrades in accordance with Statement of Position 98-1 (SOP 98-1) “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. SOP 98-1 requires that both internal and external costs incurred during the preliminary project stage should be charged to operations as incurred. Such costs incurred during the application development stage should be capitalized; training costs incurred in this stage should, however, be expensed. Costs of upgrades and enhancements should be capitalized (but only during the application development stage) if it is probable that the expenditures will result in added functionality for the software. During the post-implementation/operation stage, training costs (both internal and external) and maintenance costs should be charged to operations.

2. Cash and Cash Equivalents

The Company has cash and cash equivalents consisting of cash balances on hand and money market funds that totaled $1.5 million at December 31, 2007 and $5.4 million at December 31, 2006. There were no restrictions on cash during these periods.

3. Investments in Unconsolidated Affiliates

During 2007, the Company acquired 50% ownership in a joint venture with another large staffing services organization. The joint venture is accounted for under the Equity method of accounting. During 2007, these operations were immaterial to the financial operations of the Company.

4. Commitments

Lease Commitments

The Company rents certain office facilities and equipment under noncancelable operating leases, which provide for the following future minimum rental payments as of December 31, 2007:

Total Amount
(dollars in thousands)
Period ending December 31,
2008	$433
2009	186
2010	82
2011	8
2012	1
Thereafter	—

Total	$710

Rental expense totaled $431,000, $383,000 and $472,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

5. Contingencies

In the ordinary course of our business, the Company is involved in a number of lawsuits and administrative proceedings. While uncertainties are inherent in the final outcome of these matters, Company management believes, after consultation with legal counsel, that the disposition of these proceedings should not have a material adverse effect on our financial position, results of operations or cash flows.

6. Employee Benefit Plan

The Company’s employees participate in the Parent’s Employee Retirement Savings Plan (the “Retirement Plan”) under Section 401(k) of the Internal Revenue Code that covers substantially all U.S. based salaried employees. Eligible employees may contribute up to 15% of eligible compensation, subject to limits in the Internal Revenue Code. The Retirement Plan does not provide for any Company matching contributions.

7. Stock Based Compensation

The Company’s employees participate in the Parent’s Stock Option Plans, as more fully described below:

iGATE Corporation Stock Option Plans

Stock Based Compensation

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which requires compensation costs related to share-based transactions, including employee share options, to be recognized in the financial statements based on fair value. SFAS No. 123(R) revised SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.

Effective January 1, 2006, the Parent adopted the provisions of SFAS No. 123(R) using the modified prospective transition method. Under this transition method, the compensation cost recognized beginning January 1, 2006 includes compensation cost for (i) all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation cost is generally recognized ratably over the requisite service period or the retirement date for retirement eligible employees, if earlier.

As a result of the Parent’s adoption of SFAS No. 123(R), the Company’s results for the years ended December 31, 2007 and 2006 include share-based compensation expense of $697,000 and $645,000 respectively, which related to grants awarded to the Company’s employees. These costs are included in the Combined Statements of Operations within selling, general and administrative expenses. The Company has recognized a related tax benefit associated with its share-based compensation arrangements for the years ended December 31, 2007 and 2006 of $327,000 and $266,000, respectively.

Prior to January 1, 2006, the Parent accounted for stock-based compensation plans in accordance with the provisions of APB Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price at the date of grant. However, compensation expense related to a restricted stock grant made in 2005 was recognized by the Company. Compensation expense in 2006 and 2005 related to this grant was $110,000 and $148,000, respectively.

8. Income Taxes

The components of income before income taxes, as shown in the accompanying Combined Statement of Operations, consisted of the following for the years ended December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
Income (loss) before income taxes:
Domestic	$6,141	$7,602	$7,207
Foreign	—	—	—

Income before income taxes	$6,141	$7,602	$7,207

The provision for income taxes, as shown in the accompanying Combined Financial Statements, consisted of the following for the years ended December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
Current provision(benefit) :
Federal	$242	$268	$1,064
State	459	394	361

Total provision for income taxes	$701	$662	$1,425

The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes for the years ended December 31, 2007, 2006 and 2005 were as follows:

	December 31, 2007		December 31, 2006		December 31, 2005
Income taxes computed at the federal statutory rate	$2,149	35.0%	$2,661	35.0%	$2,522	35.0%
State income taxes, net of federal tax benefit	565	9.2	178	2.3	321	4.5
Parent expense allocations*	(2,118)	(34.5)	(2,229)	(29.3)	(1,616)	(22.4)
Nondeductible compensation	46	0.8	99	1.3	253	3.5
Other—net	59	0.9	(47)	(0.6)	(55)	(0.8)

	$701	11.4%	$662	8.7%	$1,425	19.8%

*	Represents income tax benefits related to Parent expenses allocated to the Company for taxes purposes, which are in excess of Parent expense allocations, disclosed in Note 10 below.

The components of the deferred tax assets and liabilities were as follows:

	December 31,
	2007	2006
	(Dollars in Thousands)
Deferred tax assets:
Allowance for doubtful accounts and employee advances	$133	$300
Accrued vacation and bonuses	211	247
Depreciation	29	—
Section 123(R) compensation	301	152
Legal reserve	—	425
Other	3	1

Total deferred tax assets	$677	$1,125

Deferred tax liabilities:
Depreciation	—	20
Prepaid expenses	61	115

Total deferred tax liabilities	61	135

Net deferred tax asset	$616	$990

Net deferred tax asset	$616	$990
Less: net current deferred tax asset	289	856

Net long-term deferred tax asset	$327	$134

9. Common Stock:

The authorized and issued common stock of the entities that comprise the Mastech Group are as follows:

	Authorized	Issued
Mastech	20,000,000	18,000,000
GFS	1,000	100
RPO	1,000	100
Trademark	1,000	100

Par Value of all common stock is $.01 per share

10. Revenue Concentration:

The Company’s top two clients represented 14.5% and 12.5% of 2007 total revenues. In 2006, these same two clients represented 14.2% and 12.8% of total revenues. In 2005, the Company had two clients that represented 12.8% and 10.5% of total revenues. The Company’s top ten clients represented approximately 62%, 63% and 63% of total revenues in 2007, 2006 and 2005 respectively.

11. Related Party Transactions:

The Company transacts with its Parent and its Parent’s affiliates, as indicated below:

Cash Transfers between the Company and the Parent

The Company transfers excess funds to and receives required funds from iGATE, on an ongoing basis. During 2007, 2006 and 2005, net cash transferred to iGATE totaled $9.2 million, $7.4 million and $16.5 million, respectively.

Sublease with the Parent

During 2005, the Company, as lessor, had a sublease arrangement with iGATE that ran through January 2006 and received $364,000 in rent during 2005. Subsequently, the Company, as lessee, entered into a sublease arrangement for office space with iGATE for the period January 15, 2006 through April 30, 2009. The Company paid rent under this sublease of $284,000 in 2007 and $217,000 in 2006.

Shared Services with the Parent

The Company’s employees participate in several of iGATE’s benefit plans, including Healthcare, 401K and Stock Compensation Plans. The cost of services provided to the Company’s employees is included in the Combined Statement of Operations and totaled $3.0 million in 2007, $3.4 million in 2006 and $3.4 million in 2005.

In addition to charges related to specific coverages under the Parent Plans, the Company is charged an allocation related to the Parent’s general and administrative expenses. These allocations total $1.6 million in 2007, $1.8 million in 2006 and $2.9 million in 2005 and are included in the Combined Statement of Operations.

Tax Allocations Made by Parent

The Company files its federal income taxes as part of the Parent’s Consolidated U.S. tax return. Accordingly, the Company’s federal tax liability is paid to the Parent, which totaled $1.1 million in 2007, $521,000 in 2006 and $452,000 in 2005.

Transactions with the Parent’s Affiliates

iGATE Global Solutions, a subsidiary of the Parent, provides the Company offshore contractors, IT support services, and office space in Freemont, California. These services are provided under negotiated agreements between the parties. In 2007, 2006 and 2005, the Company paid iGATE Global Solutions $3.1 million, $1.8 million and $1.4 million, respectively, for services provided.

The Company provides iGATE Global Solutions with IT consultants from time-to-time on a negotiated basis. In 2007, 2006 and 2005, the Company recognized revenues from these services of $484,000, $83,000 and $130,000 respectively.

Accounts Receivable and Accounts Payable with Affiliates

At December 31, 2007 and 2006, the Company had included in its Accounts Receivable balance $83,000 and $14,000, due from affiliates, respectively. At December 31, 2007 and 2006, the Company had included in its Accounts Payable balance $828,000 and $772,000 owed to affiliates, respectively.

12. Subsequent Event:

Subsequent to the date of the financial statements, iGATE established a new entity, Mastech Holdings, Inc., and will transfer its investment in the stock of the entities that comprise the Mastech Group to this newly created entity.

MASTECH GROUP

COMBINED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,042	$1,524
Accounts receivable, net of allowance for uncollectible accounts of $324, and $331, respectively	7,740	8,885
Unbilled receivables	2,535	2,559
Employee advances	5	20
Prepaid and other current assets	209	174
Deferred income taxes	254	289

Total current assets	18,785	13,451
Investment in unconsolidated affiliates	60	62
Equipment, enterprise software, and leasehold improvements, at cost:
Equipment	1,326	1,280
Enterprise software	656	637
Leasehold improvements	488	488

	2,470	2,405
Less—accumulated depreciation	(2,138)	(1,980)

Net equipment, enterprise software, and leasehold improvements	332	425
Deferred income taxes	300	327

Total assets	$19,477	$14,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,237	$2,873
Accrued payroll and related costs	4,499	3,465
Other accrued liabilities	76	50
Deferred revenue	67	41

Total current liabilities	6,879	6,429

Total liabilities	6,879	6,429
Shareholders’ equity:
Common stock	180	180
Accumulated retained earnings	12,418	7,656

Total shareholders’ equity	12,598	7,836

Total liabilities and shareholders’ equity	$19,477	$14,265

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$24,450	$26,595	$49,424	$53,324
Cost of revenues	19,685	20,876	39,726	41,634

Gross margin	4,765	5,719	9,698	11,690
Selling, general and administrative expenses	3,370	4,041	7,261	8,309

Income from operations	1,395	1,678	2,437	3,381
Interest income	14	22	28	42
Other income (expense), net	(23)	—	(33)	—

Income before income taxes	1,386	1,700	2,432	3,423
Income tax expense	287	263	361	520

Net income	$1,099	$1,437	$2,071	$2,903

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,071	$2,903
Adjustments to reconcile net income to cash provided:
Depreciation and amortization	161	164
Bad debt expense	(7)	—
Deferred income taxes, net	27	(91)
Loss in unconsolidated affiliate	27	—
Working capital items:
Accounts receivable and unbilled receivables	1,176	97
Employee advances	15	(9)
Prepaid and other current assets	—	566
Accounts payable	(636)	46
Accrued payroll and related costs	1,034	(244)
Other accrued liabilities	26	(1,197)
Deferred revenue	26	(25)

Net cash flows provided by operating activities	3,920	2,210

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to equipment, software and leasehold improvements, net	(68)	(42)
Investments in unconsolidated affiliate	(25)	—

Net cash flows (used in) investing activities	(93)	(42)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers (to) from Parent	2,691	(3,651)

Net cash flows provided by (used in) financing activities	2,691	(3,651)

Net change in cash and cash equivalents	6,518	(1,483)
Cash and cash equivalents, beginning of period	1,524	5,378

Cash and cash equivalents, end of period	$8,042	$3,895

The accompanying notes are an integral part of these Combined Financial Statements.

MASTECH GROUP

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

JUNE 30, 2008 AND 2007

(Dollars in thousands)

1. Basis of Presentation

The accompanying unaudited combined financial statements of Mastech Group (the “Company”) have been prepared by management in accordance with U.S. generally accepted accounting principles for interim financial information and applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of the management, all adjustments (consisting only of normally recurring adjustments) considered necessary for a fair presentation have been included.

The accompanying combined balance sheet and financial information as of December 31, 2007 is derived from audited financial statements but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the Company’s audited combined financial statements and notes thereto.

Principles of Combination

The Combined Financial Statements include the accounts of Mastech, Inc. (Mastech), Global Financial Services of Nevada (GFS), RPO Worldwide, Inc. (RPO), and Mastech Trademark Systems, Inc. (Trademark). All material intercompany transactions and balances among these entities have been eliminated in combination.

The Company accounts for investments in businesses in which it owns between 20% and 50% of equity (or otherwise acquires management influence) using the equity method as prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Investments in which the Company acquires less than a 20% interest, or in which the Company does not acquire management influence, are accounted for using the cost method of accounting.

The Combined Statements of Operations and Cash Flows include certain parent expense allocations related to iGate’s general and administrative expenses incurred during the period. The methodology used by iGate to determine such expense allocations, was based on expenses deemed to be avoidable in the event an operating segment was divested. Those avoidable expenses were allocated to each operating segment proportional to segment revenues.

Uses of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Income Taxes

The components of income before income taxes, as shown in the accompanying Combined Statements of Operations, consisted of the following for the three and six months ended June 30, 2008 and 2007, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in Thousands)		(Dollars in Thousands)
Income before income taxes:
Domestic	$1,386	$1,700	$2,432	$3,423
Foreign	—	—	—	—

Income before income taxes	$1,386	$1,700	$2,432	$3,423

The provision for income taxes, as shown in the accompanying Combined Financial Statements, consisted of the following for the three and six months ended June 30, 2008 and 2007, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in Thousands)		(Dollars in Thousands)
Current provision:
Federal	$280	$175	$301	$301
State	64	177	118	307
Foreign	2	—	4	—

Total current provision	346	352	423	608

Deferred (benefit):
Federal	(49)	(78)	(54)	(77)
State	(10)	(11)	(8)	(11)
Foreign	—	—	—	—

Total deferred (benefit)	(59)	(89)	(62)	(88)

Total provision for income taxes	$287	$263	$361	$520

The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes from continuing operations for the three and six months ended June 30, 2008 and 2007, respectively were as follows:

	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007
Income taxes computed at the federal statutory rate	$485	35.0%	$595	35.0%
State income taxes, net of federal tax benefit	41	2.9	115	6.8
Parent expense allocation*	(242)	(17.4)	(416)	(24.5)
Other—net	3	0.2	(31)	(1.8)

	$287	20.7%	$263	15.5%

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Income taxes computed at the federal statutory rate	$851	35.0%	$1,198	35.0%
State income taxes, net of federal tax benefit	77	3.2	200	5.8
Parent expense allocation*	(574)	(23.6)	(905)	(26.4)
Other—net	7	0.2	27	0.8

	$361	14.8%	$520	15.2%

*	This income tax benefit relates to parent expenses allocated to the Company for tax purposes, which are in excess of parent expense allocations disclosed in Note 4 below.

3. Stock Based Compensation

The Company’s employees participate in the Parent’s Stock Based Compensation Plans and accordingly the Company has recognized 123(R) compensation expense related to grants awarded to the Company’s employees. For the three months ended June 30, 2008 and 2007, 123(R) compensation expense was $90,000 and $199,000, respectively and for the six months ended June 30, 2008 and 2007 it was $76,000 and $345,000, respectively. Negative compensation expense during the three month period ended March 31, 2008 reflected the expense reversal related to performance based grants in which the performance objective was not met.

4. Related Party Transactions:

The Company transacts with its Parent, iGate Corporation, (“iGate”) and its Parent’s affiliates, as indicated below:

Cash Transfers between the Company and the Parent

The Company transfers excess funds to and receives required funds from its Parent, on an ongoing basis. For the three months ended June 30, 2008 and 2007, net cash transfers to iGate totaled $0.6 million and $2.7 million, respectively. For the six months ended June 30, 2008, the Company received funds totaling $2.7 million. During the six months ended June 30, 2007, the Company transferred cash to its Parent totaling $3.7 million.

Sublease with the Parent

The Company has entered into a sublease arrangement for office space with its Parent that runs through April 30, 2009. The Company paid rent under this sublease of $71,000 for the three months ended June 30, 2008 and 2007 and $142,000 for the six months ended June 30, 2008 and 2007, respectively.

Shared Services with the Parent

The Company’s employees participate in several of the Parent’s benefit plans, including Healthcare, 401K and Stock Compensation Plans. The cost of services provided to Mastech employees are included in the Combined Statement of Operations and totaled $759,000 for the three months ended June 30, 2008 and $706,000 for the three months ended June 30, 2007. The cost of these services totaled $1.6 million and $1.5 million for the six months ended June 30, 2008 and 2007, respectively.

In addition to charges related to specific coverage under the Parent Plan, the Company is charged an allocation related to the Parent’s general and administrative expenses. These allocations total $282,000 for the three months ended June 30, 2008 and $397,000 for the three months ended June 30, 2007. For the six months ended June 30, 2008 and 2007, the allocations totaled $559,000 and $754,000, respectively.

Tax allocations made by the Parent

The Company files its federal income taxes as part of the Parent’s Consolidated U.S. tax return. Accordingly, the Company’s federal tax liability is paid to the Parent, which totaled $223,000 for the three months ended June 30, 2008 and $86,000 for the three months ended June 30, 2007. For the six months ended June 30, 2008 and 2007, the tax liability paid to the Parent totaled $239,000 and $213,000, respectively.

Transactions with the Parent’s affiliates

iGATE Global Solutions (Parent affiliate) provides the Company offshore contractors, IT support services, and office space in Fremont, California. These services are provided under negotiated agreements between the parties. For the three months ended June 30, 2008 and 2007, the Company incurred cost associated with these services totaling $803,000 and $742,000, respectively. For the six months ended June 30, 2008 and 2007, the Company incurred cost associated with these services totaling $1.7 million and $1.4 million, respectively.

The Company provides iGATE Global Solutions with IT consultants from time-to-time on a negotiated basis. For the three months ended June 30, 2008 and 2007, the Company recognized revenues from these services of $26,000 and $107,000, respectively. For the six months ended June 30, 2008 and 2007, the Company recognized revenues from these services of $84,000 and $171,000, respectively

Accounts Receivable and Accounts Payable with Affiliates

At June 30, 2008 and 2007, the Company had included in its Accounts Receivable balance $12,000 and $71,000 due from affiliates, respectively. At June 30, 2008 and 2007, the Company had included in its Accounts Payable balance $417,000 and $313,000 owed to affiliates, respectively.

5. Revenue Concentration

The Company’s two top clients represented 15.0% and 13.2% of total revenues for the three months ended June 30, 2008 and 14.5% and 13.0% for the six months ended June 30, 2008. For the three months ended June 30, 2007, the two top clients represented 14.7% and 12.8% of total revenues and 15.0% and 12.8% for the six months ended June 30, 2007. The Company’s top ten clients represented approximately 64% and 61% of total revenues for the six months ended June 30, 2008 and 2007, respectively.

6. Restructuring Charge

The Company incurred $180,000 of severance expense for the three months ended March 31, 2008. There were no such costs incurred during the three months ended June 30, 2008. These costs are included as selling, general and administrative expense in the Company’s Combined Statement of Operations.

7. Common Stock

The authorized and issued common stock of the entities that comprise the Mastech Group are as follows:

	Authorized	Issued
Mastech	20,000,000	18,000,000
GFS	1,000	100
RPO	1,000	100
Trademark	1,000	100

Par Value of all Common Stock is $.01 per share

8. Subsequent Event

Subsequent to the date of the financial statements, iGate established a new entity, Mastech Holdings, Inc. and will transfer its investment in the stock of the entities that comprise the Mastech Group to this newly created entity.